Exhibit 10.78

UNIT PURCHASE AGREEMENT

between

SMART TUITION HOLDINGS, LLC

and

BLACKBAUD, INC.
dated as of

August 10, 2015

TABLE OF CONTENTS

ARTICLE I DEFINITIONS	1

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Article VI CONDITIONS TO CLOSING		48
Section 6.01	Conditions to Obligations of All Parties	48
Section 6.02	Conditions to Obligations of Buyer	48
Section 6.03	Conditions to Obligations of Seller	50

Article IX TERMINATION		61
Section 9.01	Termination	61
Section 9.02	Effect of Termination	62

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UNIT PURCHASE AGREEMENT
This Unit Purchase Agreement (this “Agreement”), dated as of August 10, 2015, is entered into between Smart Tuition Holdings, LLC, a Delaware limited liability company (“Seller” and the initial “Seller Representative”) and Blackbaud, Inc., a Delaware corporation (“Buyer”).
RECITALS
WHEREAS, Seller owns all of the issued and outstanding units (the “Units”) of SMART, LLC, a Delaware limited liability company (the “Company”); and
WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Units, subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this Article I:
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the preamble.
“Audited Financial Statements” has the meaning set forth in Section 3.06.
“Balance Sheet” has the meaning set forth in Section 3.06.
“Balance Sheet Date” has the meaning set forth in Section 3.06.
“Benefit Plan” has the meaning set forth in Section 3.15(a).
“Business” has the meaning set forth in Section 5.12(a).
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New Jersey are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.
“Buyer's Accountants” means PricewaterhouseCoopers LLP.
“Buyer Indemnified Party” or “Seller Indemnified Party”  means either Buyer or Seller, as the context indicates, and that party's Affiliates and their respective officers, directors, employees, agents, successors and assigns. After the Closing, the Company shall be deemed to be an Affiliate of the Buyer.
“Closing” has the meaning set forth in Section 2.06.
“Closing Adjustment” has the meaning set forth in Section 2.03(a)(ii).
“Closing Adjustment Escrow Amount” means an amount equal to $650,000.
“Closing Cash” means the unrestricted cash and cash equivalents of the Company as of immediately prior to the Closing.
“Closing Date” has the meaning set forth in Section 2.06.
“Closing Indebtedness” means all Indebtedness of a type described in clause (i) of the definition of “Indebtedness” of the Company as of immediately prior to the Closing, less the amount of such Company Indebtedness to be paid off simultaneously with the Closing using the Company’s cash on hand, and not the proceeds of the transaction contemplated by the Transaction Documents.
“Closing Statement” has the meaning set forth in Section 2.03(a)(i).
“Closing Working Capital” means (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, in each case as of immediately prior to the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the recitals.
“Company Owned Software” has the meaning set forth in Section 3.10(a).
“Company Personnel” means any current or former employee, officer, consultant or director of the Company or Seller.
“Company Privacy Obligations”  has the meaning set forth in Section 3.20.
“Company Privacy Policies”  has the meaning set forth in Section 3.20.
“Company Registered IP” has the meaning set forth in Section 3.10(a).
“Company Securities” has the meaning set forth in Section 3.03(b).
“Compliance Representations” means the representations and warranties contained in Section 3.02 (Organization, Authority and Qualification of the Company), Section 3.13 (Compliance with Laws; Permits), Section 3.14(f) (Environmental Matters), and Section 3.22(a) (Certain Laws and Regulations; Sanctions).

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“Confidentiality Agreement” means the Nondisclosure Agreement, dated as of March 24, 2015 between Buyer and Seller.
“Contract” means any mortgage, indenture, lease, contract (whether written or oral), covenant or other agreement, instrument, undertaking or commitment, permit, concession, franchise or license.
“Covered Tax” means any (a) Tax due from or with respect to the Company related to a Pre-Closing Tax Period, or for which the Company may otherwise be liable as of the Closing, (b) Tax resulting from the Company being treated as other than a disregarded entity for Tax purposes at any time on or prior to the Closing Date and (c) Tax or other liability resulting from the failure to comply with any IRS Form 1099-K reporting obligations (or related withholding obligations) solely with respect to payments made, or required to be made, by the Company on or prior to the Closing Date.
“Current Assets” means the current assets of the Company, including without limitation accounts receivable, inventory and prepaid expenses, and excluding Closing Cash and any provision for deferred tax assets, determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Interim Balance Sheet for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.
“Current Liabilities” means the current liabilities of the Company, including without limitation (i) accounts payable and (ii) accrued expenses (other than Transaction Expenses or Taxes), and excluding any provision for deferred tax liabilities, Closing Indebtedness and Transaction Expenses, all determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Interim Balance Sheet for the most recent fiscal year end as if such accounts were being prepared and audited as of a fiscal year end.
“Customer Data” has the meaning set forth in Section 5.15.
“Data Room” means the electronic documentation site established by Intralinks on behalf of Seller containing the documents set forth in the index included in Section 1.01(a) of the Disclosure Schedules.
“Direct Claim” has the meaning set forth in Section 7.06(d).
“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.
“Disputed Amounts” has the meaning set forth in Section 2.03(c)(iii).
“Dollars or $” means the lawful currency of the United States.

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“Drop Dead Date” means the later of (i) 60 days after the date hereof or (ii) ten days following receipt by Buyer of the audit described in Section 6.02(r) hereof, but in any event no later than 90 days after the date hereof.
“Employees” means those Persons employed by the Company at any time prior to the Closing.
“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other adverse claim of any kind or other similar encumbrance. For the purposes of this Agreement, a Person shall be deemed to own subject to an Encumbrance any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.
“Environmental Claim” means any action, suit, claim, investigation or other legal proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the Release, presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

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“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with, or liability under, any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer pursuant to Section 414 of the Code or Section 4001 of ERISA.
“Escrow Agent” means Citibank, N.A.
“Escrow Agreement” means the agreement among Buyer, Seller Representative and the Escrow Agent in the form attached hereto as Exhibit A.
“Financial Statements” has the meaning set forth in Section 3.06.
“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization and Authority of Seller), Section 3.02 (Organization, Authority and Qualification of the Company), Section 3.03 (Capitalization), Section 3.04 (No Subsidiaries), Section 3.05(a) (No Conflicts; Consents), Section 3.17 (Taxes) and Section 3.18 (Brokers).
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“General Survival Date” means the date that is 180 days after the first anniversary of the Closing Date.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect pertaining to the environment, health or safety; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

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“Indebtedness” means, with respect to any Person, without duplication, (i) any indebtedness or obligation, whether contingent or not, (1) owed under a credit facility, (2) evidenced by any note, bond, debenture or other debt security or (3) for money borrowed, (ii) any obligation or liability, whether or not contingent, for deferred purchase price of any property or services, (iii) any obligation as lessee under any capital lease, (iv) any obligation under any swap agreement, forward agreement, foreign currency future or option, collar agreement, exchange rate insurance or similar agreement or arrangement, or combination thereof or similar agreements or arrangements, (v) any obligation or liability, whether or not contingent, with respect to letters of credit (but only to the extent drawn) and bankers’ acceptances, (vi) any obligation or liability, whether or not contingent, relating to guarantees, direct or indirect, in any manner of all or any part of indebtedness of any other Person, in each such case as set forth in clauses (i) through (v), including any interest accrued thereon and prepayment, change-of-control or similar penalties and expenses which would be payable if such liability were paid in full as of the Closing Date, (vii) any obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, options or rights granted by such Person to acquire such capital stock, and (viii) any and all renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any indebtedness, obligation or liability of the kinds described in clauses (i) through (vii), and (ix) all interest, fees, expenses, penalty payments, premiums, charges, make-whole fees, breakage fees, yield maintenance amounts, change of control payments and similar amounts with respect to any of the indebtedness referred to in clauses (i) through (viii) that are payable as a result of the transactions contemplated hereby or the termination or repayment of such indebtedness.
“Indemnified Party” has the meaning set forth in Section 7.04.
“Indemnifying Party” has the meaning set forth in Section 7.04.
“Indemnified Person” has the meaning set forth in Section 5.05(a).
“Indemnity Escrow Amount” means an amount equal to $9,500,000.
“Independent Accountants” has the meaning set forth in Section 2.03(c)(iii).
“Insurance Policies” has the meaning set forth in Section 3.10(b).
“Intellectual Property Rights” means (i) patents and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations thereof) registered or applied for in the United States and all other nations throughout the world, all improvements to the inventions disclosed in each such registration, patent or patent application, (ii) trademarks, service marks, trade dress, logos, domain names, rights of publicity, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all registrations and applications for registration of the foregoing and all goodwill associated therewith, (iii) copyrights (whether or not registered) and registrations and applications for registration thereof in the United States and all other nations

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throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by Law, regardless of the medium of fixation or means of expression, (iv) computer software (including source code, object code, firmware, operating systems and specifications), (v) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information), (vi) databases and data collections, (vii) any other similar type of proprietary intellectual property right and (viii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.
“Interim Balance Sheet” has the meaning set forth in Section 3.06.
“Interim Balance Sheet Date” has the meaning set forth in Section 3.06.
“Interim Financial Statements” has the meaning set forth in Section 3.06.
“ISRA” means the New Jersey Industrial Site Recovery Act, as amended, and any rules or regulations promulgated thereunder.
“Key Service Providers” means the persons set forth on Exhibit B.
“Knowledge of Seller” or “Seller's Knowledge” or any other similar knowledge qualification with respect to Seller, means the actual knowledge of those persons listed on Section 1.01(b) of the Disclosure Schedules.
“Law” means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise, including, without limitation, state money transmission or other money services laws, the Bank Secrecy Act of 1970 and its implementing regulations, state and federal lending laws, state and federal gift card or prepaid laws, the Electronic Fund Transfer Act and its implementing regulations, the Fair Debt Collection Practices Act, state debt collection laws, the Fair Credit Reporting Act, state credit card surcharge prohibitions, and state unclaimed property laws. Without limiting the foregoing, “Law” shall include, with respect to Seller and the Company, the NACHA Operating Rules and Guidelines and any applicable payment system rules.
“Leases” has the meaning set forth in Section 3.09(b).
“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed, or purported to be licensed or sublicensed, to the Company or for which the Company has obtained a covenant not to be sued.

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“Losses” means any and all damage, loss, liability and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto and any incidental, indirect or consequential damages, losses, liabilities or expenses, and any lost profits or diminution in value). For purposes of Article VII hereof, "Losses" shall not include (i) indirect, remote, speculative or consequential damages, losses, liabilities or expenses, or (ii) diminution in value, except in both cases to the extent recovered by an unaffiliated third party in a Third-Party Claim for which a party hereto would otherwise be entitled to indemnification hereunder.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Seller and the Company to consummate the transactions contemplated in the Transaction Documents; provided, however, that with respect to clause (a), “Material Adverse Effect” shall not include (x) any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions not having a materially disproportionate effect on the Company relative to other participants in the industries in which the Company operates; (ii) conditions generally affecting the industries in which the Company operates and not having a materially disproportionate effect on the Company; (iii) any changes in securities markets in general, including any disruption thereof and any decline in the price of any publicly-traded security or any market index or any change in prevailing interest rates, (iv) acts of war (whether or not declared), interplanetary invasion, armed hostilities or terrorism, or the escalation or worsening thereof, in each case not having a materially disproportionate effect on the Company; (v) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (vi) the announcement, pendency or completion of the transactions contemplated by the Transaction Documents; (vii) any natural or man-made disaster or acts of God not having a materially disproportionate effect on the Company; or (viii) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded) or (y) any event, occurrence, fact, condition or change that is disclosed in the Disclosure Schedules as an exception to a statement being made in Article III.
“Material Contracts” has the meaning set forth in Section 3.08(a).
“Non-Competition and Non-Solicitation Agreement” means an agreement in the form of Exhibit C.
“Ordinary Breach Claim” means a claim for indemnification pursuant to Section 7.02(a), other than a claim arising from any breach or inaccuracy of a Fundamental Representation.

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“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation, organization or formation of such Person and any limited liability company, operating or partnership agreement, bylaws or similar documents relating to the legal organization of such Person.
“Owned Intellectual Property Rights” means all Intellectual Property Rights owned, or purported to be owned, by the Company.
“Permits” has the meaning set forth in Section 3.13(b).
“Permitted Encumbrances” has the meaning set forth in Section 3.09(a).
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.
“Post-Closing Adjustment” has the meaning set forth in Section 2.03(d)(i).
“Post-Closing Payment Date” has the meaning set forth in Section 2.03(d)(iv).
“Post-Closing Statement” has the meaning set forth in Section 2.03(b).
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Straddle Period, the portion of such Tax period ending on and including the Closing Date.
“Purchase Price” has the meaning set forth in Section 2.02.
“Purchase Price Allocation” has the meaning set forth on Section 2.07.
“Qualified Benefit Plan” has the meaning set forth in Section 3.15(b).
“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.
“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).
“Representation and Warranty Insurance” means that certain representation and warranty insurance policy with respect to the Fundamental Representations obtained by Seller at Seller’s sole cost and expense, meeting the following minimum requirements: (a) coverage for Losses arising out of a breach or inaccuracy of the Fundamental Representations, (b) a policy term that expires no sooner than the date that is 6 years after the Closing Date, (c) an aggregate limit of liability equal to no less than $10,000,000 and (d) exclusions reasonably acceptable to Buyer.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

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“Resolution Period” has the meaning set forth in Section 2.03(c)(ii).
“Review Period” has the meaning set forth in Section 2.03(c)(i).
“Sanctions” has the meaning set forth in Section 3.22(b).
“Securities Act” means the Securities Act of 1933, as amended.
“Seller” has the meaning set forth in the preamble.
“Seller Representative” has the meaning set forth in the preamble.
“Seller Representative’s Accountants” means Crowe Horwath, LLP.
“Service Provider” means any director, officer, employee or individual independent contractor of the Company.
“Statement of Objections” has the meaning set forth in Section 2.03(c)(ii).
“Straddle Period” means any Tax period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.
“Target Working Capital” has the meaning set forth in Section 2.03(a)(ii).
“Taxes” means (i) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, unclaimed property and escheat obligations, fees, assessments or charges of any kind whatsoever, (ii) liability for any of the items described in clause (i) imposed on another Person as a result of being or having been a member of a consolidated, combined, unitary, fiscal union or similar group, as a transferee or successor, by contract, or otherwise, and with respect to any of the items in clauses (i) and (ii), any interest, additions or penalties with respect thereto (including penalties for failure to file or late filing any return, report or other filing) and any interest in respect of such additions or penalties.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including, to the extent legally required to be filed, IRS Form 1099-K, and including any amendment thereof.
“Third-Party Claim” has the meaning set forth in Section 7.06(a).
“Threshold” has the meaning set forth in Section 7.04(a).

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“Transaction Documents” means this Agreement, the Non-Competition and Non-Solicitation Agreements, the Escrow Agreement and any other document required to be delivered at Closing by any party hereto.
“Transaction Expenses” means, without duplication, the sum of (a) any fees and expenses payable to third parties (including all fees and expenses of financial advisors, legal counsel and other advisors), whether or not invoiced, incurred by the Company in connection with the negotiation and preparation of this Agreement, the performance of the terms of this Agreement and the consummation of the transactions contemplated by the Transaction Documents, other than the expenses of McGladrey to the extent incurred in connection with the audit of Smart, LLC (and not any audit of Seller or any of its Affiliates other than the Company) described in Section 6.02(r), which shall be paid one hundred percent (100%) by Buyer up to a maximum amount of $75,000 and paid one hundred percent (100%) by Seller to the extent such expenses exceed $75,000, (b) fifty percent (50%) of any Transfer Taxes, (c) fifty percent (50%) of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act or any other antitrust or competition law, (d) any cash payments which, by the terms of the governing arrangement, vest, accelerate, or are payable, in each case, in whole or in part solely as a result of the transactions contemplated by the Transaction Documents, (d) any sale, “stay-around”, change in control, success, retention, severance, or other bonuses, payments or benefits which, by the terms of the governing arrangement, vest, accelerate, or are payable, in each case, in whole or in part as a result of the transactions contemplated hereby to any current or former employees, directors or consultants of, or other service provider to, the Company, (e) the employer portion of any payroll or employment Taxes payable in connection with any of the above, (f) any brokerage fee, management fee or similar fee, (g) all payments, costs and expenses incurred in connection with satisfying the closing condition set forth in Section 6.02(j),and (h) one hundred percent (100%) of the cost of the Representation and Warranty Insurance. For the avoidance of doubt, any fees and expenses that are contingent upon the Closing shall be deemed to have been accrued as of immediately prior to the Closing.
“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes (including any penalties and interest) incurred in connection with the purchase and sale of the Units pursuant to this Agreement (including any real property transfer Tax and any other similar Tax).
“Unconfirmed Customer” has the meaning set forth in Section 5.15.
“Undisputed Amounts” has the meaning set forth in Section 2.03(c)(iii).
“Ultimate Sellers” has the meaning set forth in Section 5.14.
“Units” has the meaning set forth in the recitals.
“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

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ARTICLE II
PURCHASE AND SALE
Section 2.01    Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Units for the consideration specified in Section 2.02.
Section 2.02    Purchase Price. The aggregate purchase price for the Units shall be $190,000,000 (the "Purchase Price"), subject to adjustment as set forth in this Agreement.
Section 2.03    Purchase Price Adjustment.
(a)    Closing Adjustment.
(i)    At least two Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement (the “Closing Statement”) setting forth its good faith estimate of each of the following:

(A)	Closing Working Capital;

(B)
Closing Cash, calculated using the same accounting principles with consistent estimation methodologies that were used in the preparation of the Interim Balance Sheet for the most recent fiscal year end;

(C)
Closing Indebtedness, calculated using the same accounting principles with consistent estimation methodologies that were used in the preparation of the Interim Balance Sheet for the most recent fiscal year end;

(D)
Transaction Expenses, calculated using the same accounting principles with consistent estimation methodologies that were used in the preparation of the Interim Balance Sheet for the most recent fiscal year end;

(E)	the unaudited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein) prepared in accordance with GAAP; and

(F)	the Closing Adjustment.
(ii)    The “Closing Adjustment” shall be an amount equal to (i) Closing Working Capital plus $4,800,000 (the “Target Working Capital”), which, for the avoidance of doubt, may be a positive or negative amount, (ii) plus Closing Cash, (iii) less Closing Indebtedness, (iv) less Transaction Expenses, in each case, using the estimates of such items set forth in the Closing Statement. If the Closing Adjustment is a positive number and is greater than $50,000, the Purchase Price shall be increased by the amount of the Closing Adjustment. If the Closing

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Adjustment is a negative number, the absolute value of which is greater than $50,000, the Purchase Price shall be reduced by the absolute value of the Closing Adjustment.
(b)    Post-Closing Statement. Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller Representative a statement (the “Post-Closing Statement”) setting forth its good faith calculation of each item required to be included in the Closing Statement.
(c)    Examination and Review.
(i)    Examination. Seller Representative shall have 60 days (the “Review Period”) to review the Post-Closing Statement after delivery thereof. During the Review Period, Seller Representative and Seller Representative’s Accountants shall have such access as Seller Representative may reasonably request to the financial information and books and records of the Company and the personnel of Buyer and/or Buyer’s Accountants, in each case to the extent that they relate to the Post-Closing Statement, for the purpose of reviewing the Post-Closing Statement and to prepare a Statement of Objections, provided, that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer or the Company.
(ii)    Objection. On or prior to the last day of the Review Period, Seller Representative may object to the Post-Closing Statement by delivering to Buyer a written statement setting forth Seller Representative’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller Representative’s disagreement therewith (the “Statement of Objections”). If Seller Representative fails to deliver the Statement of Objections before the expiration of the Review Period, the Post-Closing Statement, including Buyer’s calculation of the Closing Adjustment reflected in the Post-Closing Statement, shall be deemed to have been accepted by Seller Representative. If Seller Representative delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller Representative shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Adjustment and the Post-Closing Statement, with such changes as are agreed in writing by Buyer and Seller Representative, shall be final and binding.
(iii)    Resolution of Disputes. If Seller Representative and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amount remaining in dispute (“Disputed Amounts” and any amount not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to Ernst & Young LLP or, if Ernst & Young LLP is unable to serve, Buyer and Seller Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller Representative's Accountants or Buyer's Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The

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Independent Accountants shall only decide the specific items under dispute by the parties and may not assign a value to the Closing Adjustment greater than Seller’s calculation thereof or less than Buyer’s calculation thereof.
(iv)    Fees of the Independent Accountants. The fees and expenses of the Independent Accountant shall be paid by Seller Representative, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller Representative or Buyer, respectively, bears to the aggregate amount actually contested by Seller Representative and Buyer.
(v)    Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Post-Closing Statement shall be conclusive and binding upon the parties hereto and enforceable by any court of competent jurisdiction.
(d)    Payment of Post-Closing Adjustment.
(i)    Following the final determination of the Closing Adjustment in accordance with Section 2.03(c), the Purchase Price shall be recalculated using such final Closing Adjustment. Any difference between the recalculated Purchase Price and the Purchase Price as it was originally calculated at Closing under Section 2.03(a)(ii) (the “Post-Closing Adjustment”) shall be paid to Seller Representative, if the recalculated Purchase Price is greater, or to Buyer, if the original Purchase Price is greater.
(ii)    Payments to Seller Representative shall be paid by Buyer via wire transfer of immediately available funds to such account as is directed by Seller Representative by the Post-Closing Payment Date. Payments to Buyer shall be paid (1) first from the Closing Adjustment Escrow Amount; (2) then, to the extent the Closing Adjustment Escrow Amount is insufficient, from the Indemnity Escrow Amount; (3) then, to the extent the Closing Adjustment Escrow Amount and Indemnity Escrow Amount are insufficient, directly from Seller Representative on behalf of Seller to Buyer via wire transfer of immediately available funds to such account as is directed by Buyer; in each case, by the Post-Closing Payment Date.
(iii)    The balance of the Closing Adjustment Escrow Amount after making the payments contemplated under Section 2.03(d)(ii), if any, shall be disbursed to Seller Representative for the benefit of Seller by the Post-Closing Payment Date. For the avoidance of doubt, if no payment is due to Buyer pursuant to this Section 2.03(d), the entire Closing Adjustment Escrow Amount shall be disbursed to Seller Representative for the benefit of Seller.
(iv)    Any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, or disbursement from the Closing Adjustment Escrow Amount or the Indemnity Escrow Amount, as the case may be, shall be due (x) within five Business Days of acceptance of the Post-Closing Statement or Statement of Objections, as applicable, or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in Section 2.03(c)(v) (the

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“Post-Closing Payment Date”). The amount of any Post-Closing Adjustment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the prime rate as published in the Wall Street Journal, Eastern Edition on the Closing Date. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.
(e)    Adjustments for Tax Purposes. Any payments made pursuant to Section 2.03 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.
Section 2.04    Transactions to be Effected at the Closing.
(a)    At the Closing, Buyer shall deliver:
(i)    to Seller, the Purchase Price (as adjusted pursuant to Section 2.03(a)(ii)), less the sum of the Closing Adjustment Escrow Amount and the Indemnity Escrow Amount, by wire transfer of immediately available funds to an account of Seller designated in writing by Seller to Buyer no later than two Business Days prior to the Closing Date;
(ii)    to the Escrow Agent, the Closing Adjustment Escrow Amount and the Indemnity Escrow Amount, by wire transfer of immediately available funds;
(iii)    to the recipients and in the amounts designated by Seller in the Closing Statement, the Closing Indebtedness and the Transaction Expenses in immediately available funds; and
(iv)    to Seller, all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 6.03 of this Agreement.
(b)    At the Closing, Seller shall deliver to Buyer all agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 6.02 of this Agreement.
Section 2.05    Escrow. As provided in Section 2.04(a)(ii), at the Closing, Buyer shall deposit in escrow with the Escrow Agent the Closing Adjustment Escrow Amount and the Indemnity Escrow Amount, which shall be held in separate accounts and disbursed by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement and this Agreement. Buyer and Seller Representative will share equally the payment of any fees and expenses payable to the Escrow Agent pursuant to the Escrow Agreement, which will not be deducted from the Indemnity Escrow Amount or the Closing Adjustment Escrow Amount. On the fifth Business Day following the General Survival Date, the Escrow Agent shall release to Seller from the Indemnity Escrow Amount $6,650,000, less (a) the amount of all resolved and paid claims and less (b) the amount Buyer determines in good faith to be necessary to satisfy all claims for indemnification, compensation or reimbursement that have been asserted, but not resolved and paid, on or prior to 11:59 p.m. (Eastern time) on the General Survival Date in accordance with Article VII. On the fifth Business Day following the three-year anniversary of

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the Closing Date the Escrow Agent shall release any funds remaining in the escrow account, less the amount the Buyer determines in good faith to be necessary to satisfy all claims for indemnification, compensation or reimbursement that have been asserted, but not resolved and paid, on or prior to 11:59 p.m. (Eastern Time) on the three-year anniversary of the Closing Date in accordance with Article VII.
Section 2.06    Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Units contemplated hereby shall take place at a closing (the “Closing”) to be held:
(a)    at 10:00 a.m., Eastern time, no later than two Business Days after the last of the conditions to Closing set forth in Article VI have been satisfied or waived (other than conditions which, by their nature, are to be satisfied at the Closing Date), at the offices of Sidley Austin LLP, 1001 Page Mill Road Building 1, Palo Alto, CA 94304; provided, however, that if the Closing cannot occur in accordance with this Section 2.06(a) on or before September 10, 2015, the Closing shall not occur earlier than October 1, 2015;
(b)    at such other place, at such other time or on such other date as Buyer and Seller may mutually agree in writing.
(c)    The day on which the Closing takes place is the “Closing Date”.
Section 2.07    Purchase Price Allocation. Within 60 days of the final determination of the Closing Adjustment in accordance with Section 2.03(c), Buyer shall provide Seller Representative with an allocation of the Purchase Price and the liabilities of the Company to the assets of the Company for all Tax purposes in accordance with the applicable provisions of the Code (the “Purchase Price Allocation”). If within 10 days after the delivery of the Purchase Price Allocation, Seller Representative notifies Buyer in writing that Seller Representative objects to the allocation set forth in the Purchase Price Allocation, Buyer and Seller Representative shall use commercially reasonable efforts to resolve such dispute within 20 days. In the event that Buyer and Seller Representative are unable to resolve such dispute within 20 days, Buyer and Seller Representative shall engage Independent Accountants to resolve such dispute. Upon resolution of the disputed items, the allocation reflected on the Purchase Price Allocation shall be adjusted to reflect such resolution. The costs, fees and expenses of the Independent Accountants shall be borne equally by Buyer and Seller. Buyer and Seller shall file all Tax Returns (including amended Tax Returns and claims for Tax refunds) and information reports in a manner consistent with the Purchase Price Allocation (as adjusted), except as otherwise required by Law after consultation with the other party.

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Section 2.08    Withholding. Buyer, the Escrow Agent, the Company and their respective Affiliates shall be entitled to deduct and withhold from any amount otherwise payable to Seller or Seller Representative pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign law. If any amount is so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Seller or Seller Representative, as applicable.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof and shall be true and correct as of the Closing Date.
Section 3.01    Organization and Authority of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Seller has all necessary limited liability company power and authority to enter into the Transaction Documents, to carry out its obligations thereunder and to consummate the transactions contemplated thereby. The execution and delivery by Seller of this Agreement, the other agreements contemplated hereby, the performance by Seller of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 3.02    Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction listed on Section 3.02 of the Disclosure Schedules which jurisdictions to Seller’s Knowledge constitute all of the jurisdictions in which the ownership, operation or leasing of properties and assets or the proper conduct of its business requires the Company to be so qualified, except to the extent the failure to have such power and authority would not be, individually or in the aggregate, material to the Company. The Company has delivered to Buyer true and complete copies of its Organizational Documents, and each such Organizational Document is up to date and in full force and effect on the date hereof.

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Section 3.03    Capitalization.
(a)    The authorized units of the Company consist of 100 units, of which 100 units are issued and outstanding and constitute the Units. All of the Units have been duly authorized, are validly issued, have not been issued in violation of any preemptive rights, and are owned of record and beneficially by Seller, free and clear of all Encumbrances, other than those Encumbrances set forth in Section 3.03(a) of the Disclosure Schedules. Under the Delaware Limited Liability Company Act, as amended, Seller has no obligation to make further payments for its purchase of the Units or contributions to the Company solely by reason of its ownership of the Units or its status as a member of the Company.
(b)    There are no outstanding or authorized (i) units or voting securities of the Company (other than the Units), (ii) units of the Company convertible into or exchangeable for units or voting securities of the Company or (iii) options, warrants, convertible securities or other rights, Contracts, arrangements or commitments of any character relating to the units of the Company or obligating Seller or the Company to issue or sell any units of, or securities convertible into or exchangeable for units of the Company, or any other interest in, the Company (the items in Sections clauses (i) through (iii) being referred to collectively as the “Company Securities”). The Company does not have outstanding or authorized any unit appreciation, phantom unit, profit participation or similar rights. There are no voting trusts, unitholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Units. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities.
Section 3.04    No Subsidiaries. The Company does not own, or have any interest in any securities or have an ownership interest in any other Person and does not have, and has never had, any Subsidiaries.
Section 3.05    No Conflicts; Consents. The execution, delivery and performance by Seller and the Company of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of Seller or the Company, including the certificate of formation or limited liability company agreement of each entity; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller or the Company or any of their respective properties or assets; or (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or an event that, with or without notice or lapse of time or both, would constitute a default under, give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or the Company under, or give rise to a loss of any benefit to which Seller or the Company is entitled under any provision of, any agreement or other instrument binding upon Seller or the Company, or (d) result in the creation or imposition of any Encumbrance on any

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asset of the Company, except, in the case of each of clauses (b) through (d), as would not have, individually or in the aggregate, a Material Adverse Effect. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (x) such filings as may be required under the HSR Act or any other competition or anti-trust related legal or regulatory requirements of a foreign jurisdiction, commission or governing body and (y) any such consents, approvals, Permits, Governmental Orders, declarations, filing or notices the absence of which would not, individually or in the aggregate, have a Material Adverse Effect.
Section 3.06    Financial Statements; Undisclosed Liabilities.
(a)    Copies of the Company's audited financial statements consisting of the balance sheet of the Company as at June 30 in each of the years 2013 and 2014 and the related statements of income and retained earnings, equity and cash flow for each the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Company as at June 30, 2015 and the related statements of income and retained earnings, equity and cash flow for the period from July 1, 2014 to June 30, 2015 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) are included in Section 3.06 of the Disclosure Schedules. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes. The Financial Statements fairly present in all material respects the financial condition of the Company as of the respective dates thereof and the results of the operations of the Company for the periods indicated, all in accordance with GAAP. The balance sheet of the Company as of June 30, 2014 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Company as of June 30, 2015 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.
(b)    Except as set forth on Section 3.06(b) of the Disclosure Schedules, there are no liabilities of the Company of any kind whatsoever, whether accrued or contingent, and, to Seller’s Knowledge, there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability, other than (i) liabilities reflected in the Financial Statements or not required by GAAP to be reflected on a balance sheet and (ii) liabilities which, individually or in the aggregate, are not material to the Company and have arisen in the ordinary course of business consistent with past practices since the Interim Balance Sheet Date.

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Section 3.07    Absence of Certain Changes, Events and Conditions. Except as set forth on Section 3.07 of the Disclosure Schedules, since the Interim Balance Sheet Date:
(a)    the Company has, in all material respects, operated in the ordinary course of business consistent with past practices;
(b)    there has not been any event, occurrence or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and
(c)    neither Seller nor the Company has taken any action that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a breach of Section 5.01.
Section 3.08    Material Contracts.
(a)    Section 3.08(a) of the Disclosure Schedules lists each of the following contracts and other agreements of the Company (together with all Leases listed in Section 3.09(b) of the Disclosure Schedules and the contracts and agreements described in Section 3.08(b), collectively, the “Material Contracts”):
(i)    each agreement of the Company involving aggregate consideration paid or payable to or from the Company in excess of $250,000 or requiring performance by any party more than one year from the date hereof;
(ii)    any agreement relating to capital expenditures and requiring future payments by the Company in excess of $250,000 in the aggregate;
(iii)    any license, sales, distribution or other similar agreement providing for the sale or license by the Company of materials, supplies, goods, services, equipment or other assets that either (1) provide for exclusivity or (2) provides for aggregate payments to the Company of $250,000 or more;
(iv)    any agreement providing for indemnification by the Company or in favor of the Company, other than indemnification provisions arising in the ordinary course of business and consistent with past practices,
(v)    all agreements relating to Indebtedness or the deferred purchase price of property (including, without limitation, guarantees, and in either case, whether incurred, assumed, guaranteed or secured by any asset) of the Company, in each case involving amounts in excess of $100,000;
(vi)    all collective bargaining agreements or agreements with any labor organization, union or association to which the Company is a party
(vii)    any option, license, franchise or similar agreement;
(viii)    any agency, dealer, sales representative, marketing or other similar agreement;

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(ix)    any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;
(x)    any employment or consulting agreement or any agreement with severance, change in control or similar arrangements, that will result in any obligation (absolute or contingent) of the Company to make any payment as a result of the consummation of the transactions contemplated by the Transaction Documents;
(xi)    any agreement or plan, including, without limitation, any unit grant agreement or unit purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by the Transaction Documents or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by the Transaction Documents; or
(xii)    any other agreement, commitment, arrangement or plan not made in the ordinary course of business upon which the Company or its business is materially dependent.
(b)    Except as set forth on Section 3.08(b) of the Disclosure Schedules, the Company is not a party to any of the following types of agreements or contracts, and no such agreement or contract is binding upon the Company or its assets:
(i)    all agreements that relate to the sale of any of the Company's assets, other than in the ordinary course of business, for consideration in excess of $250,000;
(ii)    all agreements that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);
(iii)    any agreement between or among the Company and (A) Seller or any of its Affiliates, (B) any Person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of Seller or any of its Affiliates, (C) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by Seller or any of its Affiliates or (D) any director or officer of Seller, the Company or any of their Affiliates or any “associates” or members of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director or officer;
(iv)    any partnership, joint venture or other similar agreement or arrangement;
(v)    any agreement that limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company after the Closing Date; or
(vi)    any agreement containing a "most favored nation" or similar provision, or any agreement whereby the Company has a minimum or maximum royalty obligation to any third party.

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(c)    Except as set forth on Section 3.08(c) of the Disclosure Schedules, each agreement, contract, plan, lease, arrangement or commitment disclosed in any Disclosure Schedule or required to be disclosed pursuant to this Section is a valid and binding agreement of the Company and is in full force and effect, and none of the Company, or, to the Knowledge of Seller, any other party thereto is in default or breach in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, and, to the Knowledge of Seller, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder. True and complete copies of each such agreement, contract, plan, lease, arrangement or commitment have been delivered to Buyer.
Section 3.09    Title to Assets; Real Property.
(a)    The Company has good and valid title to, or a valid leasehold interest in, all Real Property and tangible personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practices since the Balance Sheet Date. The Company has never owned and does not own any Real Property. All items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company as currently conducted, are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and suitable for the purposes used, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following:
(i)    those items set forth in Section 3.09(a)(i) of the Disclosure Schedules;
(ii)    with respect to leased Real Property, items disclosed in the lease for such Real Property identified on Section 3.09(a)(ii) of the Disclosure Schedules;
(iii)    liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures, in each case, if adequate reserves with respect thereto are maintained on the Balance Sheet in accordance with GAAP; or
(iv)    Encumbrances which do not materially detract from the value or materially interfere with any present use of such property or assets (the items described in clauses (i) – (iv) of this Section 3.09(a) are, collectively, the “Permitted Encumbrances”).
(b)    Section 3.09(b) of the Disclosure Schedules lists the street address of each parcel of leased Real Property, and a list, as of the date of this Agreement, of all leases for each parcel of leased Real Property (collectively, “Leases”), including the identification of the lessee and lessor thereunder. Other than the Company, there are no tenants or other parties in possession of any leased Real Property, and the Company has not received written notice of any pending or threatened condemnation proceeding that would preclude or materially impair the use of any leased Real Property for which it is currently used by the applicable Company.

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Section 3.10    Intellectual Property.
(a)    Section 3.10(a) of the Disclosure Schedules contains a true and complete list of (i) all registrations or applications for registration included in the Owned Intellectual Property Rights (“Company Registered IP”) and (ii) all computer software owned by the Company and that is currently (A) distributed or (B) maintained and supported by the Company (“Company Owned Software”).
(b)    Section 3.10(b)(i) of the Disclosure Schedules contains a true and complete list of all agreements (excluding licenses for commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms which have an aggregate acquisition cost of $10,000 or less) to which the Company is a party or otherwise bound and pursuant to which the Company (A) obtains the right to use, or a covenant not to be sued under, any Intellectual Property Right or (B) grants the right to use, or a covenant not to be sued under, any Intellectual Property Right, other than agreements entered into with schools in the ordinary course of business. Section 3.10(b)(ii) of the Disclosure Schedules contains a true and complete list of (A) all agreements pursuant to which the Company has provided source code containing or embodying any Company Owned Software to a third party and (B) all third parties to whom the Company has granted a contingent right to receive source code containing or embodying any Company Owned Software, whether pursuant to an escrow arrangement or otherwise.
(c)    The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company as currently conducted. There exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights. Other than as set forth in Section 3.10(c) of the Disclosure Schedules, the consummation of the transactions contemplated by the Transaction Documents will not (i) alter, encumber, impair or extinguish any Owned Intellectual Property Rights or Licensed Intellectual Property Rights or (ii) encumber any of the Intellectual Property Rights licensed or owned by Buyer.
(d)    Except as set forth in Section 3.10(d) of the Disclosure Schedules, the Company has not infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person. There is no claim, action, suit, investigation or proceeding pending against, or, to the Knowledge of Seller, threatened against or affecting, the Company, any present or former officer, director or employee of the Company (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company in any of the Owned Intellectual Property Rights and the Licensed Intellectual Property Rights, (ii) alleging that the use of the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any third party or (iii) alleging that the Company has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third party.

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(e)    Except as set forth in Section 3.10(e) of the Disclosure Schedules, none of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights material to the operation of the business of the Company has been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of Seller, all such Owned Intellectual Property Rights and Licensed Intellectual Property Rights are valid and enforceable. The Company is the sole owner of all Owned Intellectual Property Rights and holds all right, title and interest in and to all Owned Intellectual Property Rights, free and clear of any Encumbrance. The Company holds rights to use the Licensed Intellectual Property Rights free and clear of any Encumbrances, except for Encumbrances contained in the license agreements applicable to the Licensed Intellectual Property Rights. In each case where any Company Registered IP is held by assignment, the assignment has been duly recorded with the governmental authority from which such Company Registered IP registration issued or before which the application or application for registration is pending. The Company has taken all actions necessary to maintain and protect the Owned Intellectual Property Rights and its rights in the Licensed Intellectual Property Rights, including payment of applicable maintenance fees and filing of applicable statements of use.
(f)    Except as set forth in Section 3.10(f) of the Disclosure Schedules, and to the Knowledge of Seller, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right or Licensed Intellectual Property Right. The Company has taken reasonable steps to maintain the confidentiality of all Intellectual Property Rights of the Company that are material to the business or operation of the Company and the value of which to the Company is contingent upon maintaining the confidentiality thereof. The failure to obtain written confidentiality agreements in connection with the disclosure of Intellectual Property Rights of the Company to employees, representatives or agents, or other Persons, is not materially adverse to the Company.
(g)    All Company Owned Software was (i) developed by employees of the Company working within the scope of their employment, (ii) developed by officers, directors, agents, consultants, contractors, subcontractors, or (iii) acquired in connection with acquisitions in which the Company obtained appropriate representations, warranties or indemnities from the transferring party relating to the title to such Intellectual Property Rights.
(h)    Other than as set forth in Section 3.10(h) of the Disclosure Schedules, there are no defects in any of the Company Owned Software that would prevent such Company Owned Software from performing in accordance with its user specifications and there are no viruses, worms, Trojan horses or similar programs in any of the Company Owned Software. Other than as set forth in Section 3.10(h) of the Disclosure Schedules, none of the software included in the Company Owned Software or distributed by the Company contains any software code that is licensed under any terms or conditions that require that any software be (i) made available or distributed in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind or (iv) redistributable at no charge.

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Section 3.11    Insurance. Section 3.11 of the Disclosure Schedules sets forth a list, as of the date hereof, of all insurance policies maintained by the Company or with respect to which the Company is a named insured or otherwise the beneficiary of coverage (collectively, the “Insurance Policies”). Except as would not be material to the Company, such Insurance Policies are binding and in full force and effect on the date of this Agreement and all premiums due on such Insurance Policies have been paid. Seller has no Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds. Except as disclosed in Section 3.11 of the Disclosure Schedules, the Company shall after the Closing continue to have coverage under such policies with respect to events occurring prior to the Closing.
Section 3.12    Legal Proceedings; Governmental Orders.
(a)    Except as set forth in Section 3.12(a) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings (or, to Seller’s Knowledge, any basis therefor) pending or, to Seller's Knowledge, threatened against or by the Company affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company) which, individually or in the aggregate, if determined or resolved adversely to the Company (or to Seller or any Affiliate thereof), could reasonably be expected to be material to the Company or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by the Transaction Documents.
(b)    Except as set forth in Section 3.12(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets which would, individually or in the aggregate, be material to the Company.
Section 3.13    Compliance With Laws; Permits.
(a)    Except as set forth in Section 3.13(a) of the Disclosure Schedules, to Seller’s Knowledge, the Company has complied with all, is not in violation of any, has not violated any, has not been given notice of any violation of any, and, to the Knowledge of Seller, is not under investigation with respect to and has not been threatened to be charged with any violation of any, Laws, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company. The Company’s representations and warranties with regard to the Company’s compliance with the Payment Card Industry Data Security Standards are set forth solely in Section 3.20 hereof. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company that has had or would reasonably be expected to be, individually or in the aggregate, material to the Company or that in any manner seeks to prevent, enjoin, alter or materially delay the consummation of the transactions contemplated by the Transaction Documents.

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(b)    Except as set forth in Section 3.13(b) of the Disclosure Schedules, to Seller’s Knowledge, the Company has obtained each federal, state, county, local or foreign consent, license, franchise, permit, certificate, approval or other similar authorization of a Governmental Authority that is required for the operation of the business of the Company as currently conducted (the “Permits”), except where the failure to have such Permit would not be material to the business of the Company. Section 3.13(b) of the Disclosure Schedules correctly describes each Permit of the Company, including the name of the Governmental Authority issuing such Permit. Except as set forth on Section 3.13(b) of the Disclosure Schedules, (i) the Permits are valid and in full force and effect; (ii) the Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, the Permits; (iii) none of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby; and (iv) the Company has not received any notice or other communication from any Governmental Authority regarding (A) any failure to comply with any term or requirement of any Permit or (B) any actual or pending revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit.
Section 3.14    Environmental Matters.
(a)    Except as set forth in Section 3.14(a) of the Disclosure Schedules, or as would not reasonably be expected to have a Material Adverse Effect, the Company is in compliance with, and has at all times complied with, all Environmental Laws. Neither the Company nor Seller has received any (i) Environmental Notice or Environmental Claim, (ii) written request for information pursuant to Environmental Law or (iii) information regarding any actual or alleged violation of, or liability under, Environmental Law. The Company has not assumed, provided an indemnity with respect to, or otherwise become subject to any liabilities of any other Person under any Environmental Law.
(b)    The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.14(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company.
(c)    Except as set forth in Section 3.14(c) of the Disclosure Schedules, or as would not reasonably be expected to have a Material Adverse Effect, there has been no Release of Hazardous Materials at, on, to, from, in or under property currently or formerly owned, operated or leased by the Company, and neither the Company nor Seller has received an Environmental Notice that any Real Property currently owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Laws or term of any Environmental Permit by, Seller or the Company. The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released, or exposed any Person to, any substance, including any

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Hazardous Materials, or owned or operated any property or facility in such a manner so as to give rise to any current or future liability or corrective or remedial obligation under any Environmental Law.
(d)    To Seller’s Knowledge, none of the following exists at any property or facility currently or formerly owned or operated by the Company: (i) underground storage tanks; (ii) asbestos-containing material; (iii) materials or equipment containing polychlorinated biphenyls or lead paint; or (iv) landfills, surface impoundments, or disposal areas.
(e)    Seller has made available to Buyer in the Data Room or otherwise any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of the Company or any currently owned, operated or leased Real Property which are in the possession or control of Seller or the Company.
(f)    To Seller’s Knowledge, the entering into, and the consummation of the transactions contemplated by, this Agreement will not require compliance with or any other actions pursuant to any “responsible property transfer” laws, including the New Jersey Industrial Site Recovery Act, as amended and the rules and regulations promulgated thereunder.
Section 3.15    Employee Benefit Matters.
(a)    Section 3.15(a) of the Disclosure Schedules contains a list of each benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit or similar agreement, plan, arrangement, policy and program, whether or not reduced to writing, (i) covering one or more Employees, current or former directors of the Company or the beneficiaries or dependents of any such Persons, (ii) maintained, sponsored, contributed to, or required to be contributed to by the Company or to which the Company is a party, or (iii) under which the Company has any liability (each such arrangement, whether or not listed on Section 3.15(a) of the Disclosure Schedules, a “Benefit Plan”). Section 3.15(a) of the Disclosure Schedules also identifies (A) each Benefit Plan that is sponsored by the Company or, in the case of individual agreements, to which the Company is a party and (B) each Benefit Plan in which employees of an entity other than the Company (not including dependents of employees of the Company) participate. With respect to each Benefit Plan, Seller has delivered to Buyer true, current and correct copies of, as applicable, (1) the plan document and all amendments thereto (or, in the case of an unwritten plan, a written summary of the material terms and conditions thereof), (2) the summary plan description and all summaries of material modifications thereto, (3) all trust agreements, insurance contracts and other funding vehicles, (4) the most recently filed Form 5500, (5) the current determination or opinion letter issued by the Internal Revenue Service, and (6) all material correspondence with a Governmental Authority relating to such Benefit Plan.

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(b)    Except as set forth in Section 3.15(b) of the Disclosure Schedules, each Benefit Plan and related trust complies in all material respects with all applicable Laws (including ERISA and the Code). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and, to Seller's Knowledge, nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service. Except as set forth in Section 3.15(b) of the Disclosure Schedules, all benefits, contributions and premiums required by and due under the terms of each Benefit Plan or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and GAAP. With respect to each Benefit Plan, to Seller's Knowledge, no event has occurred or is reasonably expected to occur that has resulted in or would subject the Company to a Tax under Section 4971 of the Code or the assets of the Company to a lien under Section 430(k) of the Code. To Seller’s Knowledge, no fiduciary (within the meaning of Section 3(21) of ERISA) of any Benefit Plan subject to Part 4 of Subtitle B of Title I of ERISA has committed a breach of fiduciary duty with respect to that Benefit Plan that could subject the Company or an Employee to any liability (including liability on account of an indemnification obligation). No Company has incurred any excise Taxes under Chapter 43 of the Code and nothing has occurred with respect to any Benefit Plan that could reasonably be expected to subject the Company to any such Taxes (including on account of an indemnification obligation).
(c)    Except as set forth in Section 3.15(c) of the Disclosure Schedules, no Benefit Plan: (i) is subject to Title IV of ERISA or the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA), and none of the Company or any ERISA Affiliate otherwise has any liability under Title IV or Section 302 of ERISA or Section 412 of the Code. None of Seller, the Company and any ERISA Affiliate: (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation or such pension plan; or (ii) has engaged in any transaction which could give rise to a liability (including a contingent liability) of the Company or Buyer under Section 4069 or Section 4212(c) of ERISA. No Benefit Plan is, and the Company does not have any liability with respect to, a “multiple employer welfare arrangement” (within the meaning of Section 3(40)(A) of ERISA).
(d)    Except as set forth in Section 3.15(d) of the Disclosure Schedules and other than as required under Section 4980B of the Code or other applicable similar Law, no Benefit Plan provides, or has an obligation to provide, benefits or coverage in the nature of health, life or disability insurance (i) following retirement or other termination of employment (other than

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death benefits when termination occurs upon death) or (ii) to an individual who is not a current or former employee of the Company or an ERISA Affiliate (or a dependent thereof). None of the Company or any ERISA Affiliate has any liability on account of a violation of Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA.
(e)    Except as set forth in Section 3.15(e) of the Disclosure Schedules, (i) there is no pending or, to Seller's Knowledge, threatened action relating to a Benefit Plan (other than routine claims for benefits); and (ii) no Benefit Plan is currently or has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority.
(f)    Except as set forth in Section 3.15(f) of the Disclosure Schedules, no Benefit Plan exists that could: (i) result in the payment to any Employee, director or consultant of any money or other property; (ii) accelerate the vesting of or provide any additional rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, director or consultant, except as a result of any partial plan termination resulting from this Agreement; or (iii) limit or restrict the ability of Buyer or its Affiliates to merge, amend or terminate any Benefit Plan, in each case, as a result of the execution of this Agreement, whether alone or together with any subsequent transaction such as termination of employment.
(g)    Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, whether alone or together with any subsequent transaction such as termination of employment, will result in “excess parachute payments” within the meaning of Section 280G(b) of the Code. None of the Company, Seller or any of their Affiliates has any obligation to make a "gross-up" or similar payment in respect of any Taxes that may become payable under Section 4999 or 409A of the Code.
(h)    Buyer has been provided with a list of employees and other service providers of the Company, together with such individual’s title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), whether exempt from the Fair Labor Standards Act, annual salary or wage rate, and the most recent annual bonus received.

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Section 3.16    Employment Matters.
(a)    Except as set forth in Section 3.16(a) of the Disclosure Schedules, the Company is not a party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of its Employees. Since January 1, 2012, there has not been, nor, to Seller's Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Company.
(b)    The Company (i) is in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees or other service providers of the Company and (ii) has withheld and reported all amounts required by Law or Contract to be withheld and reported with respect to wages, salaries and other payments to Employees and other service providers. Except as set forth in Section 3.16(b) of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings against the Company pending, or to Seller's Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current employee of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.
(c)    Each current non-employee Company service provider is a true contractor and, to Seller’s Knowledge, there are no grounds on which such person could successfully claim to be an employee, and the Company has no liability for a misclassification of employees or independent contractors.
(d)    No employee of the Company provides services primarily in support of Seller or an Affiliate of Seller (other than the Company) and no employee of Seller or any Affiliate of Seller (other than the Company) provides services primarily in support of the Company.
Section 3.17    Taxes. Except as set forth in Section 3.17 of the Disclosure Schedules:
(a)    All Tax Returns required to be filed by or with respect to the Company have been timely filed (taking into account any valid extensions). Such Tax Returns are true, complete and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. All Taxes required to have been paid by the Company, have been timely paid in full.
(b)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes due from the Company.
(c)    There are no ongoing audits, actions, suits, claims, investigations or other legal or administrative proceedings by any taxing authority against the Company.

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(d)    The Company is not liable for Taxes imposed on another Person as a result of being or having been a member of a consolidated, combined, unitary, fiscal unity or similar group, as a transferee or successor, by contract (including any Tax-sharing agreement) or otherwise (other than ordinary course agreements with respect to the acquisition of goods or services or under loan agreements for borrowed money).
(e)    The Company has withheld all material Taxes required to have been withheld from amounts owing to any employee, creditor or third party, and has timely remitted any such Taxes to the appropriate taxing authority.
(f)    The Company has not been a member of an affiliated, consolidated, combined, unitary, fiscal unity or similar group.
(g)    The Company has not entered into any agreement or arrangement with any taxing authority requiring it to take action or refrain from taking action, including purchasing or owning property, hiring employees or maintaining a workforce, in order to secure Tax benefits to which it would not otherwise be entitled.
(h)    The Company is not a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code, and has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.
(i)    The Company will not be required to include for a Tax period or portion thereof beginning after the Closing Date taxable income attributable to income economically realized in a Pre-Closing Tax Period.
(j)    To Seller's Knowledge, Section 3.17(j) of the Disclosure Schedules contains a list of all jurisdictions (whether foreign or domestic) to which any Tax is properly payable by the Company, and the Company has not received notice that it may be required to file Tax Returns or pay Taxes in a jurisdiction where it does not presently file Tax Returns or pay Taxes.
(k)    The Company has at all times since formation been disregarded as an entity for U.S. federal, state and local income Tax purposes.
Section 3.18    Brokers. Except for Raymond James and Associates, whose fees and expenses will be paid by Seller, there is no broker, finder, investment banker or other intermediary who might be entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Seller or the Company.
Section 3.19    Intercompany Accounts and Insider Receivables.
(a)    Section 3.19(a) of the Disclosure Schedules contains a complete list of all intercompany balances as of the date of the Interim Balance Sheet between Seller or any of its Affiliates, on the one hand, and the Company on the other hand, all of which shall have been cancelled on or prior to the Closing. Since the date of the Interim Balance Sheet there has not

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been any accrual of liability by the Company to Seller or any of its Affiliates or other transaction between the Company and Seller or any of its Affiliates, except as provided in Section 3.19(a) of the Disclosure Schedules.
(b)    Section 3.19(b) of the Disclosure Schedules sets forth a complete and accurate list as of the date of this Agreement of all amounts owed to the Company by any stockholder, officer, employee or member of the governing body of the Company.
Section 3.20    Privacy; Data Security.
(a)    The Company has delivered to Buyer correct and complete copies of all written policies, procedures, and all employee, supplier or third party education and training materials maintained by the Company for at least the previous five (5) years with respect to privacy and personal data protection relating to its employees, customers, suppliers, service providers, or any other third parties from or about whom the Company has obtained personal data (“Company Privacy Policies”). The Company has complied in all material respects with, and has not received any notices of violation with respect to, applicable Laws, Contracts, Company Privacy Policies or any other commitments, obligations or representations concerning privacy and personal data protection relating to its employees, customers, suppliers, service providers, or any other third parties from or about whom the Company has obtained personal data (“Company Privacy Obligations”). No Company Privacy Obligations will impose any restrictions upon the Company’s ability to use, possess, disclose or transfer such personal data in the manner necessary to conduct the Business in a manner similar to its conduct prior to Closing consistent with any Company Privacy Policy in effect at the time Company collected such data. To Seller's Knowledge, there are no claims or alleged claims that the Company has violated Company Privacy Obligations and there is no legal proceeding with respect to any potential violation thereof. To Seller’s Knowledge, the consummation of the transactions contemplated by the Transaction Documents will not require the Company to provide any notice to, or seek any consent from, any employee, customer, supplier, service provider or other third party under any Company Privacy Policy.
(b)    The Company has at all times for the last five (5) years maintained an information security program and used commercially reasonable efforts to maintain appropriate administrative, technical and physical controls, including but not limited to the controls set forth in the Payment Card Industry Data Security Standards, as adopted by the PCI Security Standards Council, LLC, Massachusetts’ Information Security Regulations, 201 CMR § 17.00, and other Company Privacy Obligations, in order to protect the security of all information in any form which comprises the Company Registered IP, Company source code, and confidential information and the personal data relating to its employees, customers, suppliers, service providers, or any other third parties from or about whom the Company has obtained personal data. To Seller's Knowledge, there has been no occurrence of breach, unauthorized access to or any other material weakness which would otherwise contribute to or permit a breach of or

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unauthorized access to the Company Registered IP, Company source code, confidential information, confidential customer information or personal data relating to its employees, customers, suppliers, service providers, or any other third parties from or about whom the Company has obtained personal data. To Seller's Knowledge, there is no material weakness in the Company’s information security program or the Company’s information security controls. The Company has not received from any third party audit firm a notification of a material weakness in the Company’s information security program or the Company’s information security controls to which it has not adequately responded.
Section 3.21    Indebtedness. The Company has no Indebtedness of any type, and is not a guarantor or otherwise liable for any liability or obligation (including Indebtedness) of any other Person, except to the extent fully reflected on Section 3.21 of the Disclosure Schedules. Section 3.21 of the Disclosure Schedules contains a true, correct and complete list, as of the date of this Agreement, of (a) every item of Indebtedness for money borrowed, (b) for all other Indebtedness, the total amount of Indebtedness in each category of Indebtedness that was separately described in the most recent Audited Financial Statements, and (c) each guarantee of the Company, identifying the creditor or beneficiary including name and address, the type of instrument under which the Indebtedness is owed or guarantee is made and the amount of the Indebtedness or guarantee as of the Closing Date. With respect to each item of Indebtedness or guarantee, the Company is not in default, no payments are past due, and no circumstance exists that, with notice, the passage of time or both, could constitute a default by the Company under any item of Indebtedness or guarantee. The Company has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness or guarantee that has not been fully remedied and withdrawn. Except as fully reflected on Section 3.21 of the Disclosure Schedules, the consummation of the transactions contemplated by the Transaction Documents will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness.
Section 3.22    Certain Laws and Regulations; Sanctions.
(a)    To Seller’s Knowledge, the Company has complied with any applicable provisions of the Bank Secrecy Act of 1970, as amended, its implementing regulations, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 and related regulations, and all applicable state money transmission or other money services laws, state and federal lending laws, state and federal gift card or prepaid laws, the Electronic Fund Transfer Act and its implementing regulations, the Fair Debt Collection Practices Act, state debt collection laws, the Fair Credit Reporting Act, state credit card surcharge prohibitions, state unclaimed property laws, the NACHA Operating Rules and Guidelines and any applicable payment system rules. To Seller’s Knowledge, the Company has not failed to comply with any foreign anti-money laundering laws or regulations. No action, suit or proceeding by or before any court, arbitrator or Governmental Authority involving the

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Company with respect to any of the laws and regulations described in the first sentence of this Section is pending or, to the Knowledge of Seller, threatened.
(b)    Other than as set forth on Section 3.22 of the Disclosure Schedules, neither the Company nor, to Seller’s Knowledge, any third party acting on behalf of any member of the Company, has offered, paid, promised to pay, or authorized, or will offer, pay, promise to pay, or authorize, directly or indirectly, the giving of money or anything of value to any Official, or to any other Person while knowing or being aware of a high probability that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any Official, for the purpose of: (i) influencing any act or decision of such Official in his, her or its official capacity, including a decision to fail to perform his, her or its official duties or functions; or (ii) inducing such Official to use his, her or its influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority, or to obtain an improper advantage in order to assist the Company or any third party in obtaining or retaining business for or with, or directing business to, the Company. For purposes of this Agreement, an “Official” shall mean any appointed or elected official, any government employee, any political party, party official, or candidate for political office, or any officer, director or employee of any Governmental Authority.
(c)    Neither the Company nor any director, officer, or employee of the Company, nor, to Seller’s Knowledge, any agent, affiliate or representative of the Company, is a Person that is, or is owned or controlled by a Person that is, (a) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”) or (b) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria). Neither the Company nor any director, officer, or employee of the Company, nor, to Seller’s Knowledge, any agent, affiliate or representative of the Company has (x) violated any Sanctions or (y) engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

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Section 4.01    Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 4.02    No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not: (a) result in a violation or breach of any provision of the Organizational Documents of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Section 4.02 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not, individually or in the aggregate, have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such filings as may be required under the HSR Act or any other competition or anti-trust related legal or regulatory requirements of a foreign jurisdiction, commission or governing body and as set forth in Section 4.02 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which would not, individually or in the aggregate, have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.
Section 4.03    Investment Purpose. Buyer is acquiring the Units solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Units are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws

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and regulations, as applicable. Buyer is able to bear the economic risk of holding the Units for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.
Section 4.04    Brokers. Except for Sagent Advisors, LLC, whose fees and expenses will be paid by Buyer, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of Buyer.
Section 4.05    Sufficiency of Funds. Buyer shall, as of immediately prior to the Closing, have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by the Transaction Documents.
Section 4.06    Legal Proceedings. Except as set forth in Section 4.06 of the Disclosure Schedules, there are no actions, suits, claims, investigations or other legal proceedings pending or, to Buyer's knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by the Transaction Documents.
Section 4.07    No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Seller, the Company, nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its Representatives or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.
ARTICLE V
COVENANTS
Section 5.01    Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall use commercially reasonable efforts to, and shall cause the Company to use commercially reasonable efforts to: (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and Key Service Providers, (iv) maintain satisfactory relationships with its customers, lenders, suppliers, service providers and others having material business relationships with it and (v) manage its working capital (including the

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timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, Seller shall not permit the Company to:
(a)    amend its Organizational Documents (whether by merger, consolidation or otherwise);
(b)    split, combine or reclassify any units of the Company, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or declare, set aside or pay any non-cash dividend or other non-cash distribution in respect of the units of the Company;
(c)    issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or amend any term of any Company Security (in each case, whether by merger, consolidation or otherwise);
(d)    incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $100,000 in the aggregate, excluding the software development expenses set forth on Section 5.01(d) of the Disclosure Schedules that are or may be capitalized in accordance with GAAP;
(e)    acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than supplies in the ordinary course of business of the Company in a manner that is consistent with past practice;
(f)    sell, lease or otherwise transfer, or create or incur any Encumbrance on, any of the Company's assets, securities, properties, interests or businesses, other than in the ordinary course of business consistent with past practice;
(g)    other than in connection with actions permitted by the other clauses of this Section 5.01, make any loans, advances or capital contributions to, or investments in, any other Person;
(h)    create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof other than in the ordinary course of business and in amounts and on terms consistent with past practices;
(i)    (i) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of its Affiliates or any successor thereto or that could, after the Closing Date, limit or restrict in any material respect the Company, Buyer or any of their respective Affiliates from engaging or competing in any line of business, in any location or with any Person or (ii) enter into, amend or modify in any material respect or terminate any contract required to be disclosed by Section 3.08 or otherwise waive, release or assign any material rights, claims or benefits of the Company;

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(j)    delay or postpone the payment of any accounts payable or commissions or of any other liability, or enter into an agreement with any party to extend the payment date of any accounts payable or commissions or of any other liability, or accelerate collection of (or discount of) accounts receivable, in each case, except in the ordinary course of business and consistent with past practices;
(k)    enter into any agreement whose terms regarding (i) the payment date of any accounts payable or commissions or of any other liability or (ii) the collection of accounts receivable are, in either case, not consistent with past practice or the ordinary course of business;
(l)    (i) grant any severance, retention or termination pay to, or enter into or amend any severance, retention, termination, employment, consulting, bonus, change in control or severance agreement with, any current or former Service Provider, (ii) increase the compensation or benefits provided to any current or former Service Provider (other than routine or annual increases in base compensation to Employees with base compensation of less than $100,000, disregarding such increase), (iii) grant any equity or equity-based awards to, or discretionarily accelerate the vesting or payment of any such awards held by, any current or former Service Provider, (iv) establish, adopt, enter into or amend any Benefit Plan or collective bargaining agreement, (v) hire any Employees other than to fill vacancies arising due to terminations of employment of Employees with base compensation of less than $100,000, (vi) terminate the employment of any Employees with base compensation of $100,000 or more other than for cause or (vii) transfer the employment or engagement of any Service Provider from the Company to Seller or any of its Affiliates (other than the Company) or from Seller or any of its Affiliates (other than the Company) to the Company;
(m)    other than as set forth in Section 5.01(m) of the Disclosure Schedules, change the Company's methods of accounting, except as required by concurrent changes in GAAP, as agreed to by its accountants;
(n)    settle, or offer or propose to settle, (ii) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company, (iii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iv) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;
(o)    make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;
(p)    take any action that would make any representation or warranty of Seller or the Company hereunder, or omit to take any action necessary to prevent any representation or warranty of Seller or the Company hereunder from being, inaccurate in any respect at, or as of any time before, the Closing Date; or
(q)    agree, resolve or commit to do any of the foregoing.

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Section 5.02    Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company to: (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, contracts, agreements and other documents and data related to the Company; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller and the Company to cooperate with Buyer in its investigation of the Company; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller, under the supervision of Seller's personnel and in such a manner as not to interfere with the normal operations of the Company. All requests by Buyer for access pursuant to this Section 5.02 shall be submitted or directed exclusively to John Cook or such other individuals as Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither Seller nor the Company shall be required to disclose any information to Buyer if such disclosure would, in Seller's sole discretion: (x) cause significant competitive harm to Seller, the Company and their respective businesses if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which shall not be unreasonably withheld or delayed, (i) Buyer shall not contact any suppliers to, or customers of, the Company regarding the transactions contemplated by this Agreement, provided that Buyer shall not be restricted from contacting any suppliers or customers of the Company for purposes unrelated to the transactions contemplated by this Agreement, in the ordinary course of Buyer’s business, and (ii) Buyer shall have no right to perform invasive or subsurface investigations of the Real Property. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 5.02.
Section 5.03    Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and directors of the Company identified by Buyer.
Section 5.04     Employees; Benefit Plans.
(a)    During the period commencing at the Closing and ending on the date which is 12 months from the Closing (or if earlier, the date of the employee's termination of employment with the Company), Buyer shall and shall cause the Company to provide each Employee who remains employed immediately after the Closing ("Company Continuing Employee") with: (i) base salary or hourly wages which are no less than the base salary or hourly wages provided by the Company immediately prior to the Closing; and (ii) retirement and welfare benefits that are no less favorable in the aggregate than those provided by the Company immediately prior to the Closing.

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(b)    With respect to any employee benefit plan maintained by Buyer or its Subsidiaries (collectively, "Buyer Benefit Plans") in which any Company Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause the Company to, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Buyer, for vesting and eligibility purposes in any employee benefit plan sponsored by Buyer in which such Company Continuing Employees may be eligible to participate after the Closing Date; provided, however, such service shall not be recognized to the extent that (x) such recognition would result in a duplication of benefits or (y) such service was not recognized under the corresponding Benefit Plan.
(c)    Effective on or prior to the Closing Date, Seller shall, and shall cause its Affiliates (including the Company) to, take all action necessary to provide that each entity other than the Company (and each of such entities’ current and former employees (and their respective dependents)) shall, if applicable, cease participation in each Benefit Plan. To the extent any current or former employee (or dependent thereof) of any entity other than the Company participates in any Benefit Plan after the Closing Date, including pursuant to the continuation of coverage requirements of Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, Seller shall, and shall cause its Affiliates to, take all action necessary to provide that such coverage shall be provided by an employee benefit plan maintained by Seller or one of its Affiliates (other than the Company); provided, however, that Seller shall not be required to cause affected employees or former employees to transfer benefits under any 401(k) plan sponsored by the Company to another plan.
(d)    This Section 5.04 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.04. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 5.04 shall not create any right in any Employee or any other Person to any continued employment with the Company, Buyer or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.
Section 5.05    Director and Officer Indemnification and Insurance.
(a)    Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing Date, an officer or director of the Company, as provided in the certificate of formation or limited liability company agreement of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof and disclosed in Section 5.05(a) of the Disclosure Schedules, shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms.

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(b)    Either:
(i)    the Company shall, and Buyer shall cause the Company to, maintain in effect for a period of six (6) years after the Closing Date, if available, the current policies of directors' and officers' liability insurance maintained by the Company immediately prior to the Closing Date (provided that the Company may substitute therefor policies of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of the Company when compared to the insurance maintained by the Company as of the date hereof); or
(ii)    prior to the Closing, the Company shall, or if the Company is unable to, Buyer shall cause the Company as of the Closing to, obtain “tail” insurance policies reasonably acceptable to both the Company and Buyer with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions that are not less advantageous to the directors and officers of the Company, in each case with respect to claims arising out of or relating to events which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement).
(c)    The obligations of Buyer and the Company under this Section 5.05 shall not be terminated or modified in such a manner as to adversely affect any director or officer to whom this Section 5.05 applies without the consent of such affected director or officer (it being expressly agreed that the directors and officers to whom this Section 5.05 applies shall be third-party beneficiaries of this Section 5.05, each of whom may enforce the provisions of this Section 5.05).
(d)    In the event Buyer, the Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 5.05.
Section 5.06    Confidentiality. Each party acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to such party by the other party pursuant to this Agreement, except, with respect to Tax related information, as otherwise required by applicable Law (including in connection with the filing of Tax Returns or claims for Tax refunds or in conducting an audit or other Proceeding relating to Taxes) or to enforce rights under this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 5.06 shall nonetheless continue in full force and effect.

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Section 5.07    Governmental Approvals and Other Third-party Consents.
(a)    Buyer and Seller shall, and Seller shall cause the Company to, as promptly as possible, use their respective commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. Each of Buyer and Seller shall not, and Seller shall cause the Company not to, willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. If required by the HSR Act and if the appropriate filing pursuant to the HSR Act has not been filed prior to the date hereof, each such party agrees to make an appropriate filing pursuant to the HSR Act with respect to the transactions contemplated by this Agreement promptly, but in any event no later than fifteen (15) Business Days after the date hereof and to supply as promptly as practicable to the appropriate Governmental Authority any additional information and documentary material that may be requested pursuant to the HSR Act.
(b)    Notwithstanding the foregoing, the parties hereto understand and agree that the commercially reasonable efforts of any party hereto shall not be deemed to include any of the following actions to the extent such actions would (in Buyer's reasonable assessment) materially interfere with or detract from the benefits Buyer expects to obtain from the Transaction:  (i) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby, (ii) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to, any of its or its respective Affiliates’ businesses, assets or properties, or (iii) litigating or participating in the litigation of any action, suit, investigation or proceeding, whether judicial or administrative, brought by any Governmental Authority or other Person in connection with the transactions contemplated hereby.
(c)    All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party prior to the Closing before any Governmental Authority or the staff or regulators of any Governmental Authority, relating to the transactions contemplated hereunder shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any such meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority occurring prior

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to the Closing, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.
(d)    Seller and Buyer shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05, Section 6.02(f) and Section 4.02 of the Disclosure Schedules, and Seller shall, and shall cause the Company to, cooperate with Buyer in any reasonable manner to the extent reasonably requested by Buyer in connection with obtaining any such consents; provided, however, that, subject to Seller’s indemnification obligations under Article VII, Seller shall not be obligated to pay any consideration therefor to any third party from whom consent or approval is requested.
Section 5.08    Books and Records.
(a)    In order to facilitate the resolution of any claims made against or incurred by Seller or Seller Representative, or for any other reasonable purpose, for a period of 6 years after the Closing, Buyer shall:
(i)    retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and
(ii)    upon reasonable notice, afford the Representatives of Seller or Seller Representative reasonable access (including the right to make, at Seller's expense, photocopies), during normal business hours, to such books and records.
(b)    In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company, or for any other reasonable purpose, for a period of 6 years following the Closing, Seller or Seller Representative shall:
(i)    retain the books and records (including personnel files) of Seller which relate to the Company and its operations for periods prior to the Closing; and
(ii)    upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer's expense, photocopies), during normal business hours, to such books and records.
(c)    Neither Buyer nor Seller or Seller Representative shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.08 where such access would violate any Law.
Section 5.09    Closing Conditions. Except as otherwise expressly set forth in this Agreement, from the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company to, use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof.

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Section 5.10    Public Announcements. Unless otherwise required by applicable Law or the rules and regulations of any national securities exchange, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed). With regard to any public announcement, other than those required by applicable law or the rules and regulations of any national securities exchange, the parties shall cooperate as to the timing and contents of any such announcement. With respect to any public announcement or filing required by applicable Law or the rules and regulations of any national securities exchange, the party making such announcement or filing shall provide the other party with a reasonable opportunity for review.
Section 5.11    Further Assurances.
(a)    Prior to the Closing, Seller shall, and shall cause the Company to, use commercially reasonable efforts to correct by way of consent, amendment, novation or ratification, the matters identified with respect to the agreements set forth on Section 5.11 of the Disclosure Schedules. Within five Business Days following the date of this Agreement, Seller shall provide to Buyer an updated Disclosure Schedule for Section 3.08(a) of the Disclosure Schedules that, to Buyer’s reasonable satisfaction, identifies, for each agreement, document or other item listed on such schedule as of the date of this Agreement, each category set forth in clauses (i) through (xii) that is applicable to such agreement, document or item. Such revised schedule shall upon completion in accordance with the foregoing sentence be deemed to amend, restate and replace the original Section 3.08(a) of the Disclosure Schedule delivered on the date of this Agreement.
(b)    Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by the Transaction Documents.
Section 5.12    Noncompetition.
(a)    Seller agrees that without the prior written consent of the Buyer, it shall not, and shall cause its Subsidiaries not to:
(i)    for a period of five full years after the Closing Date, engage, either directly or indirectly, as a principal or for its own account or solely or jointly with others, or as equityholders in any corporation, joint stock association, limited liability company or other business entity, in any business that competes with the Business of the Company (the “Business”) as it exists on the Closing Date; or
(ii)    for a period of three full years after the Closing Date, employ or solicit, or receive or accept the performance of services by any employee of Buyer or the Company; provided, that the foregoing provision will not prevent Seller or any of its Subsidiaries from

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employing any such person who contacts Seller or any of its Subsidiaries on his or her own initiative without any direct or indirect solicitation by, or encouragement from, Seller or any of its Subsidiaries; provided, further, that the publication of advertisements in newspapers and/or electronic media of general circulation (including advertisements posted on the Internet) will not be deemed a violation of this Section.
(b)    Notwithstanding the limitations contained in Section 5.12(a)(i) hereof, nothing herein shall prohibit SmartCare OS, LLC ("SmartCare") from marketing its services or providing its services to preschools, daycare service providers or childcare service providers so long as SmartCare and its Affiliates, officers, directors, members, owners, managers, agents, independent contractors, representatives, consultants, investors or advisors, do not, directly or indirectly, in connection with the provision of such services or otherwise, (i) market, promote, sell, advertise or publicize the payment and billing (including collections) aspects of its services to non-public schools with students in the second grade or higher or (ii) provide any of its payment and billing (including collections) services to non-public schools with students in the second grade or higher, in each case, without the prior written consent of Buyer; provided, however, that any mass marketing or promotional efforts or the publication of advertisements in newspapers and/or electronic media of general circulation (including advertisements posted on the Internet), in each case, not specifically directed or targeted at non-public schools with students in the second grade or higher, will not be deemed a violation of this Section.
(c)    Seller agrees that it shall not, and shall cause its Subsidiaries not to, consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets of Seller or any of its Subsidiaries to another Person, unless the resulting, surviving or transferee Person agrees to be bound by the restrictions set forth in this Section to the same extent as Seller and its Subsidiaries. Notwithstanding the forgoing, SmartCare shall be permitted to consolidate with, merge with or into, or sell, convey or transfer all or substantially all of its properties and assets to another Person who competes with the Business so long as the surviving entity or transferee agrees in writing to comply with Section 5.12 to the extent relating in any manner to the SmartCare products or services.
(d)    If any provision contained in this Section shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Section, but this Section shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable

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under such Applicable Law. Seller acknowledges that Buyer would be irreparably harmed by any breach of this Section and that there would be no adequate remedy at law or in damages to compensate Buyer for any such breach. Seller agrees that Buyer shall be entitled to injunctive relief requiring specific performance by Seller of this Section, and Seller consents to the entry thereof.
Section 5.13    Exclusivity.    During the period from the date of this Agreement through the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Article IX, Seller shall not, and shall cause the Company not to, (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of all or substantially all of the equity interests or assets of the Company (including any acquisition structured as a merger, consolidation or share exchange) or (ii) enter into, maintain or continue discussions or negotiations regarding, or furnish or disclose to any Person any information in connection with any acquisition of all or substantially all of the equity interests or assets of the Company (including any acquisition structured as a merger, consolidation or share exchange), and the Company shall not enter into any letter of intent or purchase agreement, merger agreement or other similar agreement with any Person other than Buyer with respect to acquisition of all or substantially all of the equity interests or assets of the Company (including any acquisition structured as a merger, consolidation or share exchange).
Section 5.14    Seller Representative.
(a)    The holders of the limited liability company units of Seller (the “Ultimate Sellers”) shall authorize Seller to serve as the initial Seller Representative and to act as representative of the Ultimate Sellers with respect to the matters expressly set forth in this Agreement to be performed by Seller Representative. Seller Representative shall be the agent, proxy and attorney in fact for each Ultimate Seller for all purposes of this Agreement, including full power and authority on each Ultimate Seller’s behalf (a) to consummate the transactions contemplated herein, (b) to pay expenses (whether incurred on or after the date hereof) incurred in connection with the negotiation and performance of this Agreement, (c) to disburse any funds received hereunder to each Ultimate Seller, (e) to execute and deliver any amendment or waiver hereto, (f) to take all other actions to be taken by Seller Representative or by or on behalf of each Ultimate Seller in connection herewith, (g) to negotiate, settle, compromise and otherwise handle any disputes arising under Section 2.03(c) or claims made against the Indemnity Escrow Amount by any Indemnified Party and (h) to do each and every act and exercise any and all rights which Seller and Seller Representative are permitted or required to do or exercise under this Agreement.
(b)     Each of the Ultimate Sellers shall agree to reimburse Seller Representative for any fees and expenses incurred by Seller Representative in its capacity as agent, proxy or attorney in fact of the Ultimate Sellers in connection with this Agreement or the transactions contemplated herein.

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(c)    A decision, act, consent or instruction of Seller Representative hereunder shall constitute a decision, act, consent or instruction of all Ultimate Sellers and shall be final, binding and conclusive upon each of such Ultimate Sellers, and all Indemnified Parties may rely upon any such decision, act, consent or instruction of Seller Representative as being the decision, act, consent or instruction of each and every Ultimate Seller. All Indemnified Parties shall be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of Seller Representative.
(d)    In the event that Seller becomes unable or unwilling to continue in its capacity as Seller Representative, or if Seller resigns as Seller Representative, a majority in interest of the Ultimate Sellers may, by written consent, appoint a new representative as Seller Representative; provided, that the Ultimate Sellers shall not cause or permit Seller to liquidate, dissolve, merge or consolidate with another entity without first appointing a new Seller Representative. Notice and a copy of the written consent appointing such new representative and bearing the signatures of a majority in interest of the Ultimate Sellers, along with a consent in writing of such new representative to assume the obligations of Seller Representative and any such other assignments, consents or waivers as reasonably requested by Buyer, must be delivered to Buyer. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Buyer
Section 5.15    Customer Information. Within ten Business Days following the date of this Agreement, Seller shall provide to Buyer a complete customer list specifying (a) the legal name of such customer and (b) the Tax ID number for such customer (the “Customer Data”); provided, however, that if the Company does not have accurate and complete Customer Data for any customer (“Unconfirmed Customer”), such list shall identify the Customer Data that is missing or inaccurate. Following the delivery of such list and until the Closing, Seller shall use commercially reasonable efforts to obtain Customer Data from each of the Unconfirmed Customers as promptly as practicable and shall provide, on a weekly basis, an updated listing of the Customer Data for Buyer’s review. Seller shall use commercially reasonable efforts to ensure such information is accurate and complete, and Buyer shall reasonably cooperate with Seller to verify the accuracy and completeness of such information. Buyer and Seller shall confer regularly during the pre-Closing period on the progress in and priorities for obtaining Customer Data from Unconfirmed Customers.

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ARTICLE VI
CONDITIONS TO CLOSING
Section 6.01    Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:
(a)    The filings of Buyer, Seller and the Company pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.
(b)    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order or Law which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
Section 6.02    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:
(a)    (i) each of the Fundamental Representations shall be true and correct as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), (ii) each of the representations and warranties of Seller contained in Section 3.06 (Financial Statements; Undisclosed Liabilities), Section 3.10 (Intellectual Property) and Section 3.22 (Certain Laws and Regulations; Sanctions) (without giving effect to any limitations as to materiality or Material Adverse Effect set forth therein) shall be materially true and correct as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date); and (iii) each of the other representations and warranties of Seller contained in Article III (without giving effect to any limitations as to materiality or Material Adverse Effect set forth therein) shall be true and correct as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of any such representations and warranties to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect.
(b)    Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c)    No Material Adverse Effect shall have occurred between the date hereof and the Closing Date.

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(d)    Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 6.02(a), Section 6.02(b), Section 6.02(c) have been satisfied.
(e)    Each of the persons or entities listed on Exhibit D shall have delivered to Buyer an executed Non-Competition and Non-Solicitation Agreement.
(f)    The Company shall have obtained all consents, amendments and approvals and timely delivered all notices to or from the third parties set forth on Section 6.02(f) of the Disclosure Schedules.
(g)    (i) Each of the Key Service Providers shall have executed and delivered to Buyer an offer letter, employment agreement or consulting agreement in the form agreed between such Key Service Providers and Buyer, (ii) each such offer letter or agreement shall be in full force and effect and (iii) none of the Key Service Providers shall have revoked their acceptance of employment or contractor relationship with Buyer or its Affiliates or otherwise communicated to Buyer or its Affiliates his or her intention not to commence and continue employment with Buyer or its Affiliates following the Closing.
(h)    The Company shall have obtained (i) payoff letters, in form and substance reasonably satisfactory to Buyer, from each of the lenders listed on Part 1 of Section 3.21 of the Disclosure Schedule and (ii) evidence of the release or termination of all material Encumbrances securing any Indebtedness and any other financing statements or fixture filings with respect to the Company or its assets, in each case in form and substance reasonably acceptable to Buyer, including those Encumbrances set forth on Section 6.02(h) of the Disclosure Schedules.
(i)    The Company shall have received repayment in full of each loan set forth on Section 3.19(b) of the Disclosure Schedule.
(j)    Buyer shall have received evidence reasonably satisfactory to Buyer that the matters identified on Section 6.02(j) of the Disclosure Schedules have been resolved in substantially the manner described therein.
(k)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the manager of Seller authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.
(l)    Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the other documents to be delivered hereunder, along with such other certificates or other documents as Buyer may reasonably request, including without limitation signature cards for bank accounts in forms reasonably acceptable to Buyer.

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(m)    Seller shall have delivered, or caused to be delivered, to Buyer an assignment of all its right, title and interest in the Units by executing the Assignment of Units attached hereto as Exhibit E.
(n)    Seller shall have delivered to Buyer an Escrow Agreement executed by Seller.
(o)    Seller shall have delivered to Buyer (i) a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code, and on which Buyer may rely, stating that Seller is not a “foreign person” as defined in Section 1445 of the Code and (ii) a properly executed IRS Form W-9.
(p)    Seller shall have delivered to Buyer the resignations described in Section 5.03.
(q)    Seller and the Ultimate Sellers shall have taken all necessary limited liability company action to give effect to the provisions of Section 5.14.
(r)     (i) Buyer shall have received and had a reasonable opportunity to review (not to exceed ten days) an audit report (and related work papers) containing the audited financial statements of the Company (on a standalone basis and not consolidated with the Seller or any of Seller’s other Affiliates) for the fiscal year ended June 30, 2015, including the balance sheet of the Company as June 30, 2015 and the related statements of income and retained earnings, equity and cash flow for the year ended June 30, 2015, together with an unqualified opinion of McGladrey or another accounting firm of nationally recognized standing and an executed release, substantially in the form of Exhibit F attached hereto, from McGladrey or such other accounting firm and (ii) such audit report shall not disclose any significant deficiency or material weakness in the Company’s internal controls over financial reporting that is not disclosed on Section 6.02(r) of the Disclosure Schedule. For the avoidance of doubt, any deviation between the Interim Financial Statements and the Interim Balance Sheet and the audit described herein shall not, in and of itself, fail to meet the conditions contained in this clause (r)(i) and (r)(ii).
(s)    Buyer shall have received evidence reasonably satisfactory to Buyer that the Representation and Warranty Insurance Policy will be in effect at Closing.
Section 6.03    Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's waiver, at or prior to the Closing, of each of the following conditions:
(a)    The representations and warranties of Buyer contained in Article IV shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby.

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(b)    Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.
(c)    Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 6.03(a) and Section 6.03(b) have been satisfied.
(d)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby.
(e)    Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the other documents to be delivered hereunder.
(f)    Buyer shall have delivered to Seller cash in an amount equal to the Purchase Price (as adjusted pursuant to Section 2.03(a)(ii)), less the sum of the Closing Adjustment Escrow Amount and the Indemnity Escrow Amount, by wire transfer in immediately available funds, to an account or accounts designated at least two Business Days prior to the Closing Date by Seller in a written notice to Buyer.
(g)    Buyer shall have delivered to the Escrow Agent cash in an aggregate amount equal to the Closing Adjustment Escrow Amount plus the Indemnity Escrow Amount.
(h)    Buyer shall have delivered to Seller an Escrow Agreement executed by Buyer.
ARTICLE VII
INDEMNIFICATION
Section 7.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein or in any certificate or other writing delivered pursuant to this Agreement shall survive the Closing and shall remain in full force and effect until the General Survival Date; provided, that the representations set forth in Section 3.10 (Intellectual Property), Section 3.13 (Compliance with Laws; Permits) and Section 3.22 (Certain Laws and Regulations; Sanctions) shall survive until the three-year anniversary of the Closing Date; provided, further, that the Fundamental Representations shall survive indefinitely or until the latest date permitted by law. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known

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at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. For the avoidance of doubt, Seller and Buyer hereby acknowledge and agree that the survival period set forth in this Section 7.01 is a contractual statute of limitations and any claim brought by either Buyer or Seller pursuant to this Article VII must be brought or filed prior to the expiration of the survival period.
Section 7.02    Indemnification By Seller. Subject to the other terms and conditions of this Article VII, Seller shall indemnify the Buyer's Indemnified Parties against, and shall hold the Buyer's Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, a Buyer Indemnified Party based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement (without giving effect to any qualification as to materiality or Material Adverse Effect contained therein in determining the amount of any Losses) or in any certificate or other writing delivered pursuant to this Agreement;
(b)    any inaccuracy in or breach of any of the representations or warranties of Seller contained in the Compliance Representations (without giving effect to any qualification as to Seller’s Knowledge contained therein) or in any certificate or other writing delivered pursuant to this Agreement with respect to the Compliance Representations, to the extent relating to any pre-Closing period;
(c)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or Seller Representative pursuant to this Agreement;
(d)    Covered Taxes;
(e)    the failure of any item set forth in the Closing Statement to be accurate, true and correct in all respects as of immediately prior to the Closing, to the extent that any such failure results in Buyer making or being required to make any payment or payments in respect of the Units in excess of the consideration that otherwise would have been payable in respect thereof in accordance with this Agreement had such items been so accurate, true and correct in all respects as of immediately prior to the Closing;
(f)    the Company’s failure, at any time, to be a party to the agreements listed on Section 6.02(j) of the Disclosure Schedule and any liabilities arising out of the matters described on Section 6.02(j) of the Disclosure Schedule to the extent relating to any pre-Closing period;
(g)    any claim by an Ultimate Seller asserting any right to receive a payment under this Agreement or otherwise, including without limitation any portion of the Purchase Price, the Post-Closing Adjustment, the Closing Adjustment Escrow Amount or the Indemnity Escrow Amount;

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(h)    any failure by Seller or Seller Representative to pay any amount due to an Ultimate Seller under this Agreement or otherwise;
(i)    any claim by an Ultimate Seller relating to any alleged action or failure to act on its behalf by Seller Representative; and
(j)    the matters set forth on Section 7.02(j) of the Disclosure Schedule.
Section 7.03    Indemnification by Buyer. Subject to the other terms and conditions of this Article VII, Buyer shall indemnify the Seller Indemnified Parties against, and shall hold the Seller Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon, arising out of, with respect to or by reason of:
(a)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; or
(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.
Section 7.04    Certain Limitations. The party making a claim under this Article VII is referred to as the "Indemnified Party", and the party against whom such claims are asserted under this Article VII is referred to as the "Indemnifying Party". The indemnification provided for in Section 7.02 shall be subject to the following limitations:
(a)    The Indemnifying Party shall not be liable to the Indemnified Party for indemnification for an Ordinary Breach Claim until the aggregate amount of all claimed Losses in respect of Ordinary Breach Claims exceeds $1,000,000 (the “Threshold”), in which event the Indemnifying Party be required to pay or be liable for all such Losses from the first dollar thereof. With respect to any Ordinary Breach Claim, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $50,000 (which Losses shall, not be counted toward the Threshold).
(b)    The aggregate amount of all Losses arising out of Ordinary Breach Claims for which an Indemnifying Party shall be liable pursuant to Section 7.02 shall not exceed the Indemnity Escrow Amount and in no event shall the aggregate of all indemnification amounts paid by Seller for Losses arising out of Ordinary Breach Claims hereunder exceed that amount. Any indemnity payments for Losses due pursuant to Section 7.02 shall be made first from the Indemnity Escrow Amount in accordance with the terms of the Escrow Agreement and then, to the extent such Losses exceed the remaining Indemnity Escrow Amount and do not arise from Ordinary Breach Claims, directly by Seller; provided, however, that to the extent any amounts are released from the escrow account and deducted from the Indemnity Escrow Amount with respect to claims other than Ordinary Breach Claims, such released amounts shall not reduce the amount that Buyer may recover with respect to Ordinary Breach Claims.

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(c)    Payments by an Indemnifying Party pursuant to Section 7.02 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds (excluding the proceeds of any insurance policy issued or underwritten by the Indemnified Party or its Affiliates) and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such claim, offset by the net present value of any resulting premium increases and net of any collection costs; provided, that nothing in this Agreement shall require an Indemnified Party to pursue payments under insurance policies or indemnity, contribution or other similar agreements.
(d)    Notwithstanding anything to the contrary in this Agreement, the limitations, thresholds, qualifications and similar provisions set forth in this Section 7.04 shall not apply with respect to indemnifiable Losses resulting from (1) actual fraud, with intent to deceive, any intentional misrepresentation upon which Buyer has relied to its material detriment, or willful breach, or (2) any non-monetary equitable remedy pursuant to Section 10.11.
(e)    The Buyer and the Seller will reasonably cooperate with each other with respect to resolving any claim with respect to which any Indemnified Party seeks indemnification hereunder. Upon knowledge by an executive officer of an Indemnified Party of any event that would reasonably be expected to give rise to an indemnification claim under this Agreement, such Indemnified Party shall use commercially reasonable efforts to avoid, remedy or mitigate any Losses for which it is entitled to seek indemnification hereunder (it being understood and agreed that any out-of-pocket fees, costs or expenses incurred in connection with such avoidance, remedy or mitigation shall themselves constitute Losses).
Section 7.05    Indemnification Procedures.
(a)    Notices Generally. Any Indemnified Party seeking indemnification pursuant to Section 7.02 shall give the Indemnifying Party written notice of any matter that such Indemnified Party has determined has given rise to a right of indemnification under this Agreement, stating the amount of Losses, if known, and method of computation thereof, in reasonable detail, and containing a reference to the specific provisions of this Agreement in respect of which such right of indemnification is claimed or arises. Insofar as Buyer desires to make a claim against the Indemnity Escrow Amount, then Buyer shall also provide such written notice to the Escrow Agent. The procedures relating to indemnification claims against the Indemnity Escrow Amount shall be further governed, where applicable, by the terms of the Escrow Agreement.
(b)    Third-Party Claims.
(i)    If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing against such Indemnified Party with respect to which the

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Indemnifying Party is obligated to provide indemnification under this Agreement (a “Third-Party Claim”), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written pleadings and correspondence related thereto and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure.
(ii)    Subject to the limitations set forth in this Section 7.05 and Section 8.02, the Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party's expense and with the Indemnifying Party's choice of lead counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that prior to assuming control of such defense, the Indemnifying Party must (i) acknowledge that it would have an indemnity obligation for the Losses resulting from such Third-Party Claim as provided under this Article VII and (ii) furnish the Indemnified Party with evidence that the Indemnifying Party has adequate resources to defend the Third-Party Claim and fulfill such indemnity obligations arising in connection therewith.
(iii)     In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to the limitations of this Section 7.05 and Section 8.02, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall in such event have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with separate counsel selected by it; provided, that notwithstanding the foregoing, the Indemnifying Party shall pay the fees and expenses of such separate counsel (A) incurred by the Indemnified Party prior to the date Seller Representative assumes control of the defense of the Third-Party Claim or (B) if representation of both the Indemnifying Party and the Indemnified Party by the same counsel would, upon the advice of counsel, create a conflict of interest.
(iv)    The Indemnifying Party shall not be entitled to assume or maintain control of the defense of any Third-Party Claim and shall pay the fees and expenses of counsel retained by the Indemnified Party if (1) the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to notify the Indemnified Party in writing of its election to defend within 15 days of receipt of notice of the Third-Party Claim pursuant to Section 7.05(b)(i), (2) the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (3) the Indemnified Party reasonably believes an adverse determination with respect to the Third-Party Claim would be detrimental to the reputation or future business prospects of the Indemnified Party or any of its Affiliates, (4) the Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Party or any of its

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Affiliates, (5) the Indemnifying Party has failed or is failing to prosecute or defend vigorously the Third-Party Claim, (6) the Third-Party Claim involves liability for Taxes and is not limited to a claim for Taxes due from the Company for a Pre-Closing Tax Period (provided that, in such case, the Indemnifying Party shall have the right to participate in the defense of any claim for Taxes due from the Company for a Pre-Closing Tax Period in the manner set forth in Section 8.02) or (7) the specified damages of such Third-Party Claim exceeds an amount equal to the amount of the Indemnity Escrow Amount then remaining in the escrow account, less (x) the sum of (A) the amount subject to any other unresolved or unpaid indemnification claims and (B) the reasonably anticipated expenses for litigation of such Third-Party Claim, plus (y) to the extent such Losses would be covered by the Representation and Warranty Insurance Policy, the aggregate amount the insurer remains liable to pay in respect of claims made, as set forth in the Representation and Warranty Insurance Policy documentation, at the time the Indemnifying Party elects to assume the defense.
(v)    The Indemnified Party, Indemnifying Party and Seller Representative shall cooperate, and cause their respective Affiliates to cooperate, with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available such records, information and testimony, and attending such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith, provided that in no event shall the Indemnified Party be required to incur third party costs or expenses without reimbursement.
(c)    Settlement of Third-Party Claims.
(i)    Notwithstanding any other provision of this Agreement, the Indemnifying Party may not enter into a settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed), except as provided in this Section 7.05(c). If a firm offer is made to settle such Third-Party Claim which (1) does not lead to any liability or the creation of a financial or other obligation on the part of any Indemnified Party, (2) does not impose any injunctive or other equitable relief on any Indemnified Party and (3) provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may assume the defense of such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim.
(ii)    If the Indemnified Party has assumed the defense of a Third-Party Claim pursuant to this Section 7.05, it may agree to any settlement thereof without the consent of the

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Indemnifying Party or Seller Representative; provided, that such settlement shall not be binding upon the Indemnifying Party without the written consent of such Indemnifying Party or Seller Representative (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnified Party shall not enter into settlement of any Third-Party Claim relating to Taxes without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(d)    Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof (except that this provision shall not apply to information or documents that are privileged under applicable Law, including attorney work product), and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party, taking into account the information then available to the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Company's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have conclusively admitted liability for the claim and the Indemnified Party shall be paid in accordance with Section 7.03.

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Section 7.06    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 7.07    Exclusive Remedies. Subject to Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from actual fraud with intent to deceive, any intentional misrepresentation upon which Buyer has relied to its material detriment, or willful breach, in each case, on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation or warranty set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article VII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation or warranty set forth herein it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law (other than claims arising from actual fraud with intent to deceive, any intentional misrepresentation upon which Buyer has relied to its material detriment, or willful breach, in each case, on the part of a party hereto in connection with the transactions contemplated by this Agreement), except pursuant to the indemnification provisions set forth in this Article VII. Nothing in this Section 7.07 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11.
ARTICLE VIII
TAX MATTERS
Section 8.01    Tax Returns.
(a)    Seller will be responsible for preparing all Tax Returns of the Company for any taxable period ending on or before the Closing Date (collectively, the “Pre‑Closing Returns”). Each of the Pre‑Closing Returns shall be prepared in a manner consistent with the past practices of the Company, except as otherwise required by Law, and will be delivered to Buyer for review and comment within a reasonable time prior to the applicable deadline(s) for filing, but in no event less than fifteen (15) days prior to the filing deadline applicable to such Pre‑Closing Return. Seller shall take into account any reasonable comments received from Buyer prior to the applicable due date for filing each Pre-Closing Return and shall (i) file, or cause to be filed, such Pre-Closing Return in a timely manner with the appropriate Tax authorities and (ii) pay any amount of Taxes shown as due on such Pre-Closing Return on or prior to the due date for such payment. Buyer shall (or shall cause the Company and its officers to) cooperate, to the extent necessary, in connection with execution and submission of each Pre-Closing Return.
(b)    Buyer will be responsible for preparing all Tax Returns of the Company for any Straddle Period. Each such Tax Return shall be prepared in a manner consistent with the past

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practices of the Company, except as required by Law, and shall be delivered to Seller for review and comment within a reasonable time prior to the applicable deadline(s) for filing, but in no event less than fifteen (15) days prior to the filing deadline applicable to such Tax Return. Buyer shall take into account any reasonable comments received from Seller prior to the applicable due date for filing each Tax Return for a Straddle Period and shall file, or cause to be filed, such Tax Return in a timely manner with the appropriate Tax authorities. Each of Seller and Buyer shall pay their respective shares, as determined in a manner consistent with Section 8.01(d), of any Taxes shown as due on such Tax Return on or prior to the due date for such payment.
(c)    Except as required by applicable Law or pursuant to a final determination by any Tax authority, Buyer will not file or cause to be filed an amended Tax Return for the Company for any Pre-Closing Tax Period, file Tax Returns for a Pre-Closing Tax Period in a jurisdiction where the Company has not historically filed Tax Returns, initiate discussions or examinations with any Tax authority regarding Taxes due from the Company for any Pre-Closing Tax Period, change any accounting method of the Company for a Pre-Closing Tax Period, adopt any accounting method or similar convention that shifts income from a period beginning (or deemed to begin) after the Closing Date to a taxable period (or portion thereof) ending on or prior to the Closing Date or shifts deductions or losses from a Pre-Closing Tax Period to a period beginning (or deemed to begin) after the Closing Date, or undertake any extraordinary action (i.e., an action outside the ordinary course of business) after the Closing on the Closing Date that has a material risk of affecting the amount of Taxes due from the Company, Seller or any of its respective Affiliates for any Pre-Closing Tax Period.
(d)    For purposes of determining Seller’s and Buyer’s respective responsibility for Taxes due from the Company, including any Covered Taxes described in clause (a) of the definition thereof in respect of a Straddle Period, (x) in the case of any Taxes other than gross receipts, sales, use, net or gross income, or other Taxes based upon or related to income or transactions, Taxes due for a Pre-Closing Tax Period shall be deemed to include the amount of such Tax calculated for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any gross receipts, sales, use, net or gross income, or other Taxes based upon or related to income or transactions, Taxes due for a Pre-Closing Tax Period shall be deemed to include the amount that would be payable if the relevant Tax period ended on and included the Closing Date; provided, however, that for purposes of calculating the foregoing, any exemptions, allowances or deductions that are calculated on an annual basis shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period, relative to the number of days in the entire Tax period.

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Section 8.02    Tax Audits; Cooperation.
(a)    Buyer and the Company agree to give written notice to Seller of the receipt of any written notice from a Tax authority that involves the assertion of any claim for Taxes or the commencement of any Tax proceeding or Tax audit that could result in Taxes for which Seller may be liable hereunder.
(b)    Notwithstanding anything herein to the contrary, Seller shall be entitled to control the contest or resolution of any Tax proceeding or Tax audit relating solely to Taxes for which Seller may be liable hereunder for a taxable period ending on or prior to the Closing Date; provided, however, that (i) before entering into any settlement of a claim or ceasing to defend such audit or proceeding, Seller shall obtain the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned unless it involves Taxes, Losses or other liability for which Seller is not responsible hereunder); and (ii) Buyer shall be entitled to participate fully in the representation of the Company with respect to such proceeding or audit and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne by Buyer. Buyer shall be entitled to control the contest or resolution of any other Tax proceeding or Tax audit with respect to Taxes for which Seller may be liable hereunder; provided, however, that (A) Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim for which it may seek indemnity from Seller hereunder or before ceasing to defend such audit or proceeding; and (B) Seller shall be entitled to participate fully in any representation of the Company with respect to the defense of a Tax claim for which Seller may be responsible hereunder and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne by Seller.
(c)    The parties shall cooperate with each other on a commercially reasonable basis, and shall cause their respective Representatives to provide such cooperation, in preparing and filing all Tax Returns, in handling audits, examinations, investigations and administrative, court or other Proceedings relating to Taxes, in resolving all disputes, audits and refund claims with respect to such Tax Returns and Taxes, and any earlier Tax Returns and Taxes of the Company, as applicable, and in all other appropriate Tax matters, in each case including making employees available to assist the requesting party during normal business hours, timely providing information reasonably requested, maintaining and making available to each other all records necessary or desirable in connection therewith, and the execution and delivery of appropriate and customary forms and authorizations reasonably requested by the other party.
(d)    The provisions of this Section 8.02 shall control over any contrary provisions of Section 7.05 with respect to the matters set forth herein.

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Section 8.03    Transfer Tax Returns. The party customarily responsible under applicable Law shall file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and the Parties shall reasonably cooperate in duly and properly preparing, executing and filing any certificates or other documents that may reduce or eliminate the amount of any Transfer Taxes and any such Tax Returns and other documentation required to be filed in connection with Transfer Taxes. The party responsible for filing any such Tax Returns shall provide to the other party with a right to review and comment on such Tax Returns at least fifteen (15) days prior to the due date thereof and evidence of timely filing, and the party responsible for payment of any such Transfer Taxes shall provide the other party with evidence of timely payment of such Transfer Taxes (without prejudice to any right of reimbursement or indemnity it may have under this Agreement).
Section 8.04    Tax Refunds. The amount of any refunds of Taxes due from the Company for any Pre-Closing Tax Period shall be for the account of Seller net of any Taxes and out-of-pocket expenses that Buyer or the Company has incurred or will incur with respect to the receipt or collection of such refund, with the amount of any refund of Taxes due for a Straddle Period apportioned between Seller and Buyer in a manner calculated in accordance with the methods set out in for any other period shall be for the account of Buyer. Any such amounts owing to Seller or Buyer, as applicable, as provided in this Section 8.04(h) shall be paid by Buyer or Seller, as applicable, within ten (10) Business Days of the actual receipt of any such refunds.
Section 8.05    IRS Forms 1099-K. Notwithstanding anything to the contrary in this Agreement, Seller shall be responsible for filing any IRS Forms 1099-K required to be filed with respect to payments made by the Company on or prior to the Closing Date, and Buyer and its Affiliates (including, after the Closing, the Company) shall be responsible for filing any IRS Forms 1099-K required to be filed with respect to payments made by the Company after the Closing Date. Without the prior written consent of Seller or required pursuant to a final determination by any Tax authority or a court with appropriate jurisdiction, neither Buyer nor the Company shall with respect to any Tax period ending on or before the Closing Date, (i) amend any prior Tax Return of the Company or (ii) make any voluntary disclosures about Form 1099-K filing obligations of Seller.
ARTICLE IX
TERMINATION
Section 9.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    by the mutual written consent of Seller and Buyer;
(b)    by Buyer by written notice to Seller if:

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(i)    Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI to be fulfilled and such breach, inaccuracy or failure cannot be cured by Seller by the Drop Dead Date; or
(ii)    any of the conditions set forth in Section 6.01 or Section 6.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(c)    by Seller by written notice to Buyer if:
(i)    Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VI to be fulfilled and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or
(ii)    any of the conditions set forth in Section 6.01 or Section 6.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(d)    by Buyer or Seller in the event that:
(i)    there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or
(ii)    any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.
Section 9.02    Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:
(a)    as set forth in this Article IX, Section 5.06, Section 5.10 and Article X hereof; and
(b)    that nothing herein shall relieve any party hereto from liability for any intentional breach of any provision hereof.

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ARTICLE X
MISCELLANEOUS
Section 10.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that Seller shall pay all amounts payable to Raymond James and Associates and Buyer shall pay all amounts due to Sagent Advisors.
Section 10.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller (in its own capacity or as the initial Seller Representative):	Charter Oak Equity 10 Wright Street Suite 220 Westport, CT 06880 E-mail: mullman@charteroak-equity.com Attention: Mark Ullman

with a copy (which shall not constitute notice) to:	Faegre Baker Daniels LLP 110 W. Berry Street, Suite 2400 Fort Wayne, Indiana 46802 E-mail: Dave.Kuker@Faegrebd.comAttention: David J. Kuker

If to Buyer:	Blackbaud, Inc. 2000 Daniel Island Drive Charleston, SC 29492 E-mail: Jon.Olson@blackbaud.comAttention: Jon W. Olson, Vice-President and General Counsel

with a copy (which shall not constitute notice) to:	Sidley Austin LLP 1001 Page Mill Road Building 1 Palo Alto, CA 94304 E-mail: mwellington@sidley.comAttention: Martin A. Wellington

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Section 10.03    Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
Section 10.04    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 10.05    Severability. If any term or provision of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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Section 10.06    Entire Agreement. The Transaction Documents, the Confidentiality Agreement, and each schedule, annex and exhibit thereto collectively constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 10.07    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 10.08    No Third-Party Beneficiaries. Except as provided in Section 5.05 and Article VII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 10.09    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 10.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY SUIT, ACTION OR PROCEEDING BASED ON CONTRACT, TORT, STATUTE, REGULATION OR OTHERWISE) MAY BE INSTITUTED IN THE

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FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE CHANCERY COURT OF THE STATE OF DELAWARE (AND ANY COURT HAVING JURISDICTION TO HEAR ANY APPEALS THEREFROM), AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY'S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES FURTHER AGREE THAT ANY COVERED CLAIM HAS A SIGNIFICANT CONNECTION WITH THE STATE OF DELAWARE AND WILL NOT CONTEND OTHERWISE IN ANY PROCEEDING IN ANY COURT OF ANY OTHER JURISDICTION.
(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).
Section 10.11    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

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Section 10.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written by their respective officers thereunto duly authorized.

Smart Tuition Holdings, LLC

By:	PP-I Management, LLC,
its Manager
By	/s/ Mark Ullman
Name: Mark Ullman
Title: President

Blackbaud, Inc.

By	/s/ Michael P. Gianoni
Name: Michael P. Gianoni
Title: President and Chief
Executive Officer

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